As filed with the Securities and Exchange Commission on October 9, 2003 Registration No. 333-105818

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------


                             AMENDMENT NO. 4 TO THE

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                         SAMARITAN PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

         Nevada                             8731                   88-0431538
(State or other jurisdiction of  (Primary standard industrial   (IRS employer
incorporation or organization)    Classification number)  identification number)

                              --------------------

                     101 Convention Center Drive, Suite 310
                             Las Vegas, Nevada 89109
                                 (702) 735-7001
        (Address and telephone number of principal executive offices and principal place of business)

                              --------------------

                                  Eugene Boyle
                             Chief Financial Officer
                         Samaritan Pharmaceuticals, Inc.
                     101 Convention Center Drive, Suite 310,
                             Las Vegas, Nevada 89109
                    Phone: (702) 735-7001 Fax: (702) 737-7016
            (Name, address and telephone number of agent for service)

                              --------------------

                                   Copies to:

                                Clayton E. Parker
                                  Troy J. Rillo
                           Kirkpatrick & Lockhart LLP
                      201 South Biscayne Blvd., Suite 2000
                              Miami, Florida 33131
                    Phone: (305) 539-3300 Fax: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                                                                             Amount of
   Title of Each Class of      Proposed Amount     Proposed Maximum Offering       Proposed Maximum         Registration
Securities to be Registered    to be Registered       Price Per Share (1)         Offering Price (1)           Fee(2)
----------------------------- ------------------- ----------------------------- ------------------------ -------------------

  Common Stock, $.001 par
       par value                   18,125,000                 $0.155                   $2,809,375              $227.28
----------------------------- ------------------- ----------------------------- ------------------------ -------------------

(1)      This price is used solely for the  purposes of  computing  the amount of the  registration  fee pursuant to Rule 457(c)
         of the Securities Act and is estimated, based on the high and low prices of the common stock on May 28, 2003.

(2)      Previously Paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED October 8, 2003.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.



                                   PROSPECTUS

                         SAMARITAN PHARMACEUTICALS, INC.

                        18,125,000 Shares of Common Stock


This prospectus relates to the sale of up to 18,125,000 shares of our common stock by Fusion Capital Fund II, LLC. Fusion Capital is sometimes referred to in this prospectus as the selling stockholder. The prices at which Fusion Capital may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by Fusion Capital.




Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol "SPHC." On October 7, 2003, the last reported sale price for our common stock as reported on the Nasdaq Over-The-Counter Bulletin Board was $0.50 per share.


The selling stockholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

                              --------------------

The securities offered in this prospectus involve a high degree of risk. You should consider the "risk factors" beginning on page 5 before purchasing our common stock.
                              --------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is ___________.

Table of Contents
------------------------
Prospectus Summary.......................................................... 3
Risk Factors................................................................ 4
Cautionary Note Regarding Forward-Looking Statements....................... 11
Use of Proceeds............................................................ 11
Market for Common Equity and Related Stockholder Matters................... 12
Plan of Operation.......................................................... 13
Business................................................................... 20
The Fusion Transaction..................................................... 26
Management................................................................. 30
Security Ownership of Certain Beneficial Owners and Management............. 40
Selling Stockholder........................................................ 41
Plan of Distribution....................................................... 42
Description of Capital Stock............................................... 43
Shares Eligible For Future Sale............................................ 45
Legal Opinion.............................................................. 46
Experts.................................................................... 46
Changes In And Disagreements With Accountants
     On Accounting And Financial Disclosure................................ 46
Additional Information..................................................... 47
Index to Financial Statements.............................................. F-1


Unless otherwise specified, the information in this prospectus is set forth as of October 8, 2003, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

                               PROSPECTUS SUMMARY


The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to the "company," "we," "us," and "our," we mean Samaritan Pharmaceuticals, Inc., a Nevada corporation, together with our subsidiaries.

Our Company

Samaritan Pharmaceuticals, Inc. is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic products to treat chronic debilitating diseases such as Alzheimer's, Cancer, central nervous system ("CNS") disorders, cardiovascular disease and HIV.

Our overall corporate strategy is to build a robust technology pipeline by (1) In-licensing early-stage patented technologies from Academic Research Centers, and (2) Focus on the discovery and the development of new drug compounds and technology to add to our pipeline at Samaritan Laboratories, in collaboration with Georgetown University.

Samaritan was formed in September 1994 and became public in October 1997. Our principal executive offices are located at 101 Convention Center Drive, Suite 310, Las Vegas, Nevada 89109. Our telephone number is (702) 735-7001. The address of our website is www.samaritanpharmaceuticals.com. Information on our website is not part of this prospectus.

The Offering

On April 22, 2003, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $20,000 of our common stock or an aggregate of $10.0 million. The $10.0 million of common stock is to be purchased over a 25-month period, subject to a 6-month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.10.

We have authorized the sale and issuance of 18,125,000 shares of our common stock to Fusion Capital under the common stock purchase agreement. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 15,000,000 shares (exclusive of the 3,125,000 shares issued to Fusion Capital as the commitment fee) assuming Fusion Capital purchases all $10.0 million of common stock.

Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $20,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Absent these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement that would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us if:

        o  this registration statement is no longer effective,

        o the trading of our common stock is suspended for three consecutive days or is de-listed from its principal market,

        o our transfer agent fails to deliver stock that Fusion entitled to for five trading days,

        o  our material breach of the common stock purchase agreement,

        o  our default on the payment of $1.0 million or more, or

        o  upon the filing of a bankruptcy or insolvency proceeding.


                                  RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. These risks may cause our business, financial condition, or results of operations to be materially adversely affected and the trading price of our common stock to decline. This may result in you losing all or part of your investment. As used in this prospectus, the terms "we," "us," "our," "the Company" and "Samaritan" mean Samaritan Pharmaceuticals, Inc. a Nevada corporation, unless the context indicates a different meaning.


         Risks Related To Our Financial Condition

We Have A Limited Operating History With Significant Losses And Expect Losses To Continue For The Foreseeable Future

We are a biopharmaceutical company in a research and development stage. We have been unprofitable since our inception and have incurred significant losses. Our net losses since inception on September 5, 1994 to June 30, 2003 were $19.1 million. We had net losses of $4.0 million in each of the last two years ended December 31, 2002 and a net loss of $1.3 million in the six months ended June 30, 2003. These losses have resulted principally from costs incurred in our research and development programs and from our general and administrative costs. We expect to continue to incur losses and we may never be profitable. We have derived no significant revenues from product sales or royalties. We do not expect to achieve significant product sales or royalty revenue in the near future and are not able to predict when we might do so. Furthermore we may never do so. We expect to continue to incur substantial additional operating losses in the future. These losses may increase significantly as we expand development and clinical trial efforts although we prioritize our capital to technologies closest to commercialization.

Even With Our Financing Arrangement With Fusion Capital, We May Require Additional Financing To Sustain Our Operations

We will require substantial funds to sustain operations and to grow our business. The amount of which will depend, among other things, on the rate of progress and the cost of our research and product development programs and clinical trial activities, the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, and the cost of developing manufacturing and marketing capabilities, if we decide to undertake those activities. The clinical development of a therapeutic product is a very expensive and lengthy process and may be expected to utilize $5 to $20 million over a three to six year development cycle. We currently do not have available the financial resources to complete the clinical development of any of our therapeutic products without a strategic partner. Although we believe we could license the manufacturing and marketing rights to our products in return for up-front licensing and other fees and royalties on any sales, there can be no assurance that we will be able to do so in the event we seek to do so. We need to obtain additional funds to develop our therapeutics products and our future access to capital is uncertain. The allocation of limited resources is an ongoing issue for us as we move from research activities into the more costly clinical investigations required to bring therapeutic products to market.

We only have the right to receive $20,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $0.45, in which case the daily amount may be increased at our option. Generally, Fusion Capital shall not be obligated to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.10. Since we initially registered 15,000,000 shares for sale by Fusion Capital pursuant to this prospectus (excluding the total of 3,125,000 shares issuable to Fusion Capital as a commitment fee), the selling price of our common stock to Fusion Capital will have to average at least $0.67 per share for us to receive the maximum proceeds of $10.0 million without registering additional shares of common stock. Assuming a purchase price of $0.50 per share (the closing sale price of the common stock on October 7, 2003), and the purchase by Fusion Capital of the full 15,000,000 shares under the common stock purchase agreement, proceeds to us would be $7,500,000.


The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $10.0 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Other than the agreement with Fusion Capital, we do not have any commitments or arrangements to obtain any such funds and there can be no assurance that any additional funds, whether through exercise of warrants and stock options, additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, will be available to us upon terms acceptable to us or at all. If we are unable to obtain additional financing we might be required to delay, scale back or eliminate certain of our research and product development programs or clinical trials, or be required to license third parties to commercialize products or technologies that we would otherwise undertake ourselves, or cease certain operations all together, any of which might have a material adverse effect upon us. If we raise additional funds by issuing equity securities, dilution to stockholders may result, and new investors could have rights superior to holders of shares purchased in this offering. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.


         Risks Related To Our Business

We Are In The Development Stage And None Of Our Products Have Completed Clinical Trials, And May Never Demonstrate Sufficient Safety And Efficacy In Order To Do So.

All of our products are in the development stage and most of our products are in the preclinical or research stage. We have only one product (SP001 and its bioequivalent HIV drugs) currently in clinical trials which has recently completed a phase II clinical trial. In order to achieve profitable operation we must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us will require significant additional research and development and extensive pre-clinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later stage studies or clinical trials. Although we have obtained some favorable results to date in pre-clinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that will cause us to delay, suspend or terminate those clinical trials.

We Are Subject To Extensive Regulation Which Can Be Costly And Time Consuming And Subject Us To Unanticipated Delays

All of our potential products and manufacturing activities are subject to comprehensive regulation by the Food and Drug Administration (FDA) in the United States and by comparable authorities in other countries. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, is expensive and often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Preclinical studies involve laboratory evaluation of product characteristics and often animal studies to assess the efficacy and safety of the product. The FDA regulates preclinical studies under a series of regulations called the current Good Laboratory Practices regulations. If the sponsor violates these regulations, the FDA, in some cases, may invalidate the studies and require that the sponsor replicate them. Certain of our potential products may be novel, and regulatory agencies may lack experience with them, which may lengthen the regulatory review process, increase our development costs and delay or prevent their commercialization. There is limited successful commercialization of products based on technology such as ours. In addition, we have had only limited experience in filing and pursuing applications necessary to gain regulatory approvals, which may impede our ability to obtain timely FDA approvals, if at all. We will not be able to commercialize any of our potential therapeutic products until we obtain FDA approval, and so any delay in obtaining, or inability to obtain, FDA approval could harm our business. We have not yet sought FDA approval for any of our therapeutic products.

We Are Dependent on Georgetown University To Conduct Research And Development And To Conduct Preclinical Studies, Which If Unavailable Would Impair Our Ability To Commercialize Our Products

Our potential therapeutic products are not the result of our own internal basic research but rather arise from our ability to license technologies from Georgetown University. We are also dependent upon Georgetown University for all preclinical studies. There can be no assurance that we will be able to obtain these services from Georgetown University, or other third parties, on commercially reasonably terms or at all, or that any or all of the contemplated benefits from such collaborative arrangements will be realized. Failure to obtain such arrangements would result in delays in the development of our proposed products.

Technology With Respect To Therapeutics  And Other  Biopharmaceutical  Fields Is
Rapidly Evolving, And There Can Be No Assurance Of Our Ability To Respond Adequately

We are engaged in biopharmaceutical fields characterized by extensive research efforts, rapidly evolving technology and intense competition from numerous organizations, including pharmaceutical companies, biotechnology firms, academic institutions and others. New developments are expected to continue at a rapid pace in both industry and academia. We cannot assure you that research and discoveries by others will not render any of our potential products obsolete, uneconomical or otherwise unmarketable or unprofitable. In order to compete successfully, we will need to complete the development of and obtain regulatory approval of one or more of our products that keep pace with technological developments on a timely basis. Any failure by us to anticipate or respond adequately to technological developments will have a material adverse effect upon our prospects and financial condition.

Competition In Our Industry Is Intense And Many Of Our Competitors Have Substantially Greater Managerial Resources Than We Have


Competition in our fields of research is intense and is accentuated by the rapid pace of technological development. We do not have access to information regarding the product development efforts of our competitors or the diseases that such efforts target. It is likely that other companies are researching and developing drugs to treat the same diseases or conditions that we are targeting. These competitors may be using similiar or different biological or metabolic processes or delivery systems. Many of our competitors have substantially greater research and development capabilities and manufacturing, marketing, financial and managerial resources than we do. Research and discoveries by others may result in breakthroughs which may render our products obsolete even before they generate any revenue. There are products currently under development by others that could compete with the products that we are developing. Competitors also may succeed in developing and marketing products that are more effective than or marketed before our products. Our competitors may develop safer or more effective therapeutic products, reach the market more rapidly and thereby reduce the potential sales of our products, or establish superior proprietary positions. We also anticipate that we will face increased competition in the future as new companies enter our markets and as scientific developments continue to accelerate. If any of our products receive marketing approval, the inability of our products to compete effectively in the marketplace will materially and adversely affect our business operations.

We Are Dependent Of Key Members Of Management

Our success is dependent upon the continued services and performance of Dr. Janet Greeson, our chief executive officer; president and chairman; and Dr. Vassilios Papadopoulos, our chief scientific officer. We do not maintain key man insurance on either officer. We have a 5 year employment agreement with Dr. Greeson that expires in 2006. The loss of their services could delay our product development programs and our research and development efforts at Georgetown University. In addition, the loss of Dr. Janet Greeson is grounds for termination of the collaborations with Georgetown University. In addition, competition for qualified employees among companies in the biotechnology and biopharmaceutical industry is intense and we cannot assure you that we would be able to recruit qualified personnel on acceptable terms to replace them.

We May Not Be Able To Adequately Protect Our Intellectual Proprietary Rights

Our patent strategy is to pursue patent protection in the U.S. and in major developed countries for our technologies. As of the date hereof, we owned one issued U.S. patent for SP001 and had eight pending patent applications from Georgetown University in the U.S. to protect our proprietary methods and processes. We have also filed corresponding foreign patent applications for certain of these U.S. patent applications. As of the date here, our patent portfolio outside the U.S. comprised of no issued patents and over eight pending patent applications. The issued U.S. patent and pending patent application relate to Alzheimer's, Cancer, Cardiovascular, and HIV indications and is based on balancing and modulating the stress hormone cortisol, counteracting cortisol's neurodegenerative and immunosuppressive properties. Our goal is to obtain broad patent protection for our technologies and their related medical indications. The patent on PROCAINE issued on September 1990, expires in September 2008 but patent term extensions under the Hatch-Waxman Act may be available to Samaritan for the lost opportunity to market and sell the invention during the regulatory review process.

Our success will depend in significant part on our ability to obtain and maintain elements of business protection practices, including but not limited to U.S. patent protection for our licensed technologies, preservation and defense of our trade secrets and proprietary rights, and operations that do not infringe upon the proprietary rights of third parties. Because of the length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the pharmaceutical industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. We can't assure you that patents will be issued from the patent applications we own, or have licensed or that the patent issued to us will provide us with significant protection against competitive applications or otherwise be commercially valuable. In addition, patent law relating to certain of our fields of interest, particularly as to the scope of claims in issued patents, is still evolving. Patent positions may not be as strong as in other more well-established fields, and it is unclear how this uncertainty will affect our patent rights. Litigation, which could be costly and time consuming, may be necessary to enforce any patents issued in the future to us or our licensors or to determine the scope and validity of the proprietary rights of third parties. The issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the U.S. Patent and Trademark Office. It is possible that a competitor may successfully challenge our patents or that a challenge will result in limiting their coverage. Moreover, the cost of litigation to uphold the validity of patents and to prevent infringement can be substantial. If the outcome of litigation is adverse to us, third parties may be able to use our patented invention without payment to us. Moreover, it is possible that competitors may infringe our patents or successfully avoid them through design innovation. To stop these activities we may need to file a lawsuit. These lawsuits are expensive and would consume time and other resources, even if we were successful in stopping the violation of our patent rights. In addition, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of our patents were upheld, a court would refuse to stop the other party on the ground that its activities are not covered by, that is, do not infringe, our patents. Our competitive position is also dependent upon unpatented technology and trade secrets which may be difficult to protect. We can't assure you that others will not independently develop substantially equivalent proprietary information and techniques which would legally circumvent our intellectual property rights, that our trade secrets will not be disclosed or that we can effectively protect our rights to unpatented trade secrets. As the biotechnology industry expands and more patents are issued, the risk increases that our potential products may give rise to claims that they infringe upon the patents of others. Any such infringement litigation would be costly and time consuming to us. As of the date hereof, Samaritan has no pending threats of litigation or negotiations regarding patent issues, court challenges, or legal action.

We Are Exposed To Potential Liability Claims, And Our Insurance Against These Claims May Not Be Sufficient To Protect Us

Our business exposes us to potential clinical trial and may in the future expose us to product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. Although we carry a $2,000,000 commercial general liability insurance policy, the company currently has no specific clinical trial liability or product liability insurance. There can be no assurance that the coverage the commercial general liability insurance policy provides will be adequate to satisfy all claims that may arise. Regardless of merit or eventual outcome, such claims may result in decreased demand for a product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues. Thus, a clinical trial or product liability claim may result in losses that could be material.

We Have Only One Source Of Supply For SP001 and its Bioequivalent HIV Drugs

We are currently dependent on one source of supply for SP001 and its bioequivalent HIV drugs, the University of Iowa, and there would be a material adverse effect on our business and prospects if we were unable to obtain adequate supplies. University of Iowa manufactures the material in a facility which adheres to current Good Manufacturing Practices, or cGMP, regulations enforced by the FDA through its facilities inspection program. If our supplier was unable to produce and provide us with SP001 and its bioequivalent HIV product, especially of cGMP grade, we will be forced to identify an alternative supplier or produce the product ourselves. In the case of the former, we currently do not have an alternative supplier capable of meeting our needs and might experience delays in replacing our supplier. We would be required to design, in addition, if the suppliers produce an inadequate supply, or fail to produce or deliver the product on a timely basis; our clinical testing may be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of our products. Any such delay may lower our revenues and potential profitability and otherwise have a material adverse effect on us.


         Risks Related To Our Common Stock And To The Offering

The Sale Of Our Common Stock To Fusion Capital May Cause Dilution And The Sale Of The Shares Of Common Stock Acquired By Fusion Capital Could Cause The Price Of Our Common Stock To Decline

The purchase price for the common stock to be issued to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All shares in this offering are freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares offered by this prospectus will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Future Sales Of Common Stock Could Depress The Price Of Our Common Stock

Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise by certain shareholders could have a material adverse impact on the market price for the common stock at the time. There are presently approximately 55,690,903 outstanding shares of our common stock held by shareholders which are deemed "restricted securities" as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of rule 144. In general, under rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by rule 144. In addition, rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to rule 144 may have a depressive effect on the price of our common stock.

The Market Price Of Our Common Stock Is Very Volatile And The Value Of Your Investment May Be Subject To Sudden Decreases

The trading price for our common stock has been, and we expect it to continue to be, volatile. For example, the closing bid price of our stock has fluctuated between $0.11 and $0.75 per share since January 1, 2001. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. Factors such as fluctuations in our financial and operating results, the results of preclinical and clinical trials, announcements of technological innovations or new commercial products by us or our competitors, developments concerning proprietary rights and publicity regarding actual or potential performance of products under development by us or our competitors could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many biotechnology companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

Our Common Stock Is Traded Over The Counter, Which May Deprive Stockholders Of The Full Value Of Their Shares

Our common stock is quoted via the Over The Counter Bulletin Board (OTCBB). As such, our common stock may have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ. These factors may result in higher price volatility and less market liquidity for the common stock.

A Low Market Price May Severely Limit The Potential Market For Our Common Stock

Our common stock is currently trading at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

Because We Will Not Pay Dividends, Stockholders Will Only Benefit From Owning Common Stock If It Appreciates

We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations that are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in our forward-looking statements. Such statements address the following subjects: our need for and ability to obtain additional capital, including from the sale of equity and/or from federal or other grant sources; our expected future losses; the sufficiency of cash and cash equivalents; our ability to generate revenues; our ability to develop commercially successful products, including our ability to obtain FDA approval to initiate further studies of our potential products and our technologies; the high cost and uncertainty of the research and development of pharmaceutical products; the unpredictability of the duration and results of the U.S. Food and Drug Administration's review of new drug applications; the possible impairment of our existing, and the inability to obtain new, intellectual property rights and the cost of protecting such rights as well as the cost of obtaining rights from third parties when needed on acceptable terms; our ability to enter into successful partnering relationships with respect to the development and/or commercialization of our product candidates; our dependence on third parties to research, develop, manufacture and commercialize and sell any products developed; our ability to improve awareness and understanding of our company, our technology and our business objectives; whether our predictions about market size and market acceptability of our products will prove true; and our understandings and predictions regarding the utility of our potential products and our technology.

Statements in this report expressing our expectations and beliefs regarding our future results or performance are forward-looking statements that involve a number of substantial risks and uncertainties. When used in this prospectus the words "anticipate," "believe," "estimate," "expect," "intend," may be," "seek," "plan," "focus," and "potential" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Our actual future results may differ significantly from those stated in any forward-looking statements.


                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Fusion Capital. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $10.0 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for research and development, working capital and general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information




Our common stock is traded on the NASDAQ over-the-counter ("OTC") Bulletin Board under the symbol "SPHC.OB" and the name of Samaritan Pharmaceuticals, Inc. On October 7, 2003, the last reported sale price for our common stock as reported on the NASDAQ Over-The-Counter Bulletin Board was $0.50 per share. The following table sets forth (a) the range of high and low bid closing quotations for our common stock on the over-the-counter market for each quarter within the last two fiscal years. The over-the-counter quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. The quotations may be rounded for presentation.

                                                            Bid Prices
                             Period                   Low              High

     For the period July 1, 2003 through
     October 7, 2003                                  0.20             0.75
     Quarter Ended June 30, 2003                      0.15             0.24
     Quarter Ended March 31, 2003                     0.12             0.18

     Quarter Ended December 31, 2002                  0.15             0.24
     Quarter Ended September 30, 2002                 0.15             0.30
     Quarter Ended June 30, 2002                      0.13             0.20
     Quarter Ended March 31, 2002                     0.14             0.30

     Quarter Ended December 31, 2001                  0.11             0.15
     Quarter Ended September 30, 2001                 0.14             0.27
     Quarter Ended June 30, 2001                      0.20             0.40
     Quarter Ended March 31, 2001                     0.44             0.75


Holders

As of December 31, 2002 there were approximately seven hundred fifty-two (752) holders of record of our common stock. Certain of the shares of common stock are held in "street" name and may, therefore, be held by numerous beneficial owners.

Dividends

We have never paid a cash dividend on our common stock. The payment of dividends may be made at the discretion of our board of directors and will depend upon, among other things, our operations, capital requirements, and overall financial condition.

Equity Compensation Plan Information

                                    Number of securities      Weighted average              Number of
                                    to be issued upon         exercise price of             securities
                                    exercise of               outstanding                   remaining
                                    outstanding options       options, warrants             for future
Name of Plan                        warrants, and rights      and rights                    issuance
-----------------------------      ------------------------   ----------------------     --------------
Equity compensation
Plans approved
By security holders (1)                     5,074,858                  $0.16                2,586,192

Equity compensation
Plans not approved
By security holders (2)                     3,094,350                  $0.24                  ----
---------------------------------------

(1) Samaritan Pharmaceuticals, Inc. 2001 Stock Incentive Plan.
(2) Employment agreements between Samaritan Pharmaceuticals, Inc., Doug Bessert, Eugene Boyle and Dr. Janet Greeson.

Trust Agreements

We have entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under our various benefit plans, employment agreements and other employment arrangements as we specify from time to time. To the extent not already irrevocable, the trusts would become irrevocable upon a change of control of Samaritan Pharmaceuticals. We may make contributions to the trusts from time to time, and additional funding could be required upon a change of control. To the extent funded, the trusts are to be used, subject to their terms and to the claims of our general creditors in specified circumstances, to make payments under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by us.



                                PLAN OF OPERATION

The following discussion should be read together with our financial statements and the notes related to those statements, as well as the other financial information included in this prospectus. Some of our discussion is forward-looking and involves risks and uncertainties. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus.

Overview

Samaritan was formed in September 1994 and became public in October 1997. Our principal executive offices are located at 101 Convention Center Drive, Suite 310, Las Vegas, NV 89109, and our telephone number is (702) 735-7001.

Samaritan Pharmaceuticals, Inc. is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic products to treat chronic debilitating diseases such as Alzheimer's, Cancer, central nervous system ("CNS") disorders, cardiovascular disease and HIV.

Our overall corporate strategy is to build a robust technology pipeline by (1) in-licensing early-stage patented technologies from Academic Research Centers, and (2) focus on the discovery and the development of new drug compounds and technology to add to our pipeline at Samaritan Laboratories, in collaboration with Georgetown University.

Business Model

Our business model is primarily focused on the commercialization of our product pipeline and patent portfolio. We seek potential products, mainly from the Georgetown-Samaritan collaboration, and then focus on the continual development of these products. Our first development objective for a potential drug candidate is to file for an Investigational New Drug (IND) application, to conduct human clinical trials, with the eventual goal of obtaining marketing approval for each of the selected technologies.

We currently have several technologies in our product pipeline: requesting an End of Phase II Meeting with the FDA for SP001 and its bioequivalents clinical trial with positive data; an animal (rat) model for Alzheimer's disease; Novel Neuroprotective compounds; a Peptide to bind cholesterol; an Alzheimer's and Breast Cancer Diagnostic/Theranostic; and a series of novel compounds.

Business Value

What separates Samaritan and the promise of Samaritan is predicated on generating the best value through the development of true medical advances based on the insights, intuition and creativity of its scientists at Samaritan Research Laboratories, Georgetown University Medical Center.

Samaritan believes its collaboration fosters scientific creativity and will advance drug leads more rapidly, thereby, decreasing the average travel time from lab to patients. Currently, the average drug discovery and preclinical testing time is six and a half years, with Phase I being one and a half years and Phase II averaging two years. Samaritan believes it can drastically reduce the average time to commercialization and produce attractive later-stage licensing opportunities.

Samaritan plans to license its drug candidate's late stage, after the technology is validated with "proof of concept" science, thereby capturing the greater portion of the potential value of its drug candidates. The closer the technology is to "proof of concept" FDA Phase I and II, corporate marketing and/or development partnerships are sought, in a manner that strategically fits with the Company's overall goal of building shareholder value. In certain disease categories, Samaritan may process its drug candidates through all human clinical trials.

Our Financial Position And Our Need To Raise Additional Capital


We are a biopharmaceutical company in a research and development stage. Since our inception, we have primarily focused our resources on research and development. To date, none of our proprietary products have reached a commercial stage, and hence, we do not have, nor do we anticipate revenue in the near future. We have been unprofitable since our inception and have incurred significant losses. Our net losses since inception on September 5, 1994 to June 30, 2003 were $19.1 million. We had net losses of $4.0 million in each of the last two years ended December 31, 2002 and a net loss of $1.3 million in the six months ended June 30, 2003. We will continue to have significant general and administrative expenses, including expenses related to clinical studies, our collaboration with Georgetown University, and patent prosecution. We have funded our operations through a series of private placements and through our previous agreement dated November 2, 2000 with Fusion Capital. We believe potential private placements, the new agreement with Fusion Capital dated April 22, 2003, described below will assist the Company in meetings its cash needs, but there is no guarantee. Except for an agreement to sell shares to Fusion Capital, discussed below, no commitment exists for continued investments, or for any underwriting.



We have the right to receive $20,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $0.45, in which case the daily amount may be increased at our option. Generally, Fusion Capital shall not be obligated to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.10. Since we initially registered 15,000,000 shares for sale by Fusion Capital pursuant to this prospectus (excluding the total of 3,125,000 shares issuable to Fusion Capital as a commitment fee), the selling price of our common stock to Fusion Capital will have to average at least $0.67 per share for us to receive the maximum proceeds of $10.0 million without registering additional shares of common stock. Assuming a purchase price of $0.50 per share (the closing sale price of the common stock on October 7, 2003), and the purchase by Fusion Capital of the full 15,000,000 shares under the common stock purchase agreement, proceeds to us would be $7,500,000.

Even with our financing arrangement with Fusion Capital, we may require substantial additional funds to sustain our operations and to grow our business. The amount of which will depend, among other things, on the rate of progress and the cost of our research and product development programs and clinical trial activities, the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, and the cost of developing manufacturing and marketing capabilities, if we decide to undertake those activities. The clinical development of a therapeutic product is a very expensive and lengthy process and may be expected to utilize $5 to $20 million over a three to six year development cycle. We currently do not have available the financial resources to complete the clinical development of any of our therapeutic products without a strategic partner. Although we believe we could license the manufacturing and marketing rights to our products in return for up-front licensing and other fees and royalties on any sales, there can be no assurance that we will be able to do so in the event we seek to do so. We need to obtain additional funds to develop our therapeutics products and our future access to capital is uncertain. The allocation of limited resources is an ongoing issue for us as we move from research activities into the more costly clinical investigations required to bring therapeutic products to market.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $10.0 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Other than the agreement with Fusion Capital, we do not have any commitments or arrangements to obtain any such funds and there can be no assurance that any additional funds, whether through exercise of warrants and stock options, additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, will be available to us upon terms acceptable to us or at all. If we are unable to obtain additional financing we might be required to delay, scale back or eliminate certain of our research and product development programs or clinical trials, or be required to license third parties to commercialize products or technologies that we would otherwise undertake ourselves, or cease certain operations all together, any of which might have a material adverse effect upon us. If we raise additional funds by issuing equity securities, dilution to stockholders may result, and new investors could have rights superior to holders of shares purchased in this offering. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

We have been able to substantially meet our cash needs during the past 12 months. We believe we will be able to continue to find avenues to obtain the capital needed for our operations through private placements and by sale of our shares to Fusion Capital.

Summary Of Research And Development


We are a biophamaceutical company engaged in the research and development of novel therapeutics and diagnostic products to treat chronic debilitating diseases such as Alzheimer's, Cancer, central nervous system ("CNS") disorders, cardiovascular disease and HIV. At the present time, the research collaboration between Georgetown University and Samaritan is the only research and development project for Samaritan. Under the collaboration agreement, Samaritan pays Georgetown $650,000 per year, which is used by Georgetown to fund its efforts in the collaboration in respect of research which is based on balancing and modulating the stress hormone cortisol, counteracting cortisol's neurodegenerative and immunosuppressive properties. The $650,000 is paid quarterly and is unallocated and covers the general research and development effort. In addition, we have incurred direct research and development expenses of approximately $350,000 for each of the last two fiscal years related primarily to clinical trials and the retention of consultants to assist in the FDA process.

We do not know and cannot reasonably estimate when the research and development efforts will be completed, when these efforts will be completed or when drugs or other products will be available for sale because of the early stage of our research and development efforts. Further, the research and development efforts will be determined in part based on the responses to our applications for regulatory approval submitted to the Food and Drug Administration. These responses are expected to direct the amount of clinical trials necessary for a particular drug.

Under the Georgetown collaboration, we have a series of therapeutic compounds either in "discovery research", "preclinical trials", "product development" or "clinical development"; and we utilize these formal stages of product progression to track our progress, performance, and competition. Our research program is aimed at meeting defined medical needs in the areas of Alzheimer's, Cancer, Cardiovascular, Infectious Diseases, and Neurology and is based on a broad intellectual property position. We expect to apply to the U.S. FDA for IND status (Investigational New Drug) for certain technologies and may initiate human clinical trials upon the granting of IND status from the FDA. We have primariily concentrated our research and development efforts on Samaritan Research Laboratories, in conjunction with our research collaboration with Georgetown University, setting up the operations, increasing efficiencies, and streamlining structure.

A key currency in the biotechnology and pharmaceutical market is patents, intellectual property. Our central intellectual property activity has been, and continues to be, the acquisition of patents, development and patent maintenance, directly in support of our product development. We continue to expend significant funds and efforts on licensed technology and patent protection. In addition, we are continually examining our intellectual property positions in relation to competitive activities and our ability to operate and defend our patent positions in relation to products. We believe that this is a key value element for our continued development.


                            Samaritan Pharmaceuticals
                                Product Pipeline

         xxx = Completed         x = In Progress

Drug Candidates                     Patent     Pre -Clinical        IND     Phase I     Phase II     Phase III
--------------------------------------------------------------------------------------------------------------------------
HIV.Procaine HCl (SP-01)             xxx           xxx              xxx       xxx         xxx
HIV, Alzheimer's(AD),
Dementia.(SP-10)                      x               x
HIV, AD.(SP-02 to 25)                 x               x
HIV, AD.(SP-26 to 50)                 x               x
Alzheimer's.(SP-222)                  x               x
Alzheimer's.(SP-233)                  x               x
Alzheimer's.(SP234-250)               x               x
Nerve Gas Inhibitor.(SP-04)           x
Stem Cell Therapy.(SP-sc2)            x               x
Stem Cell Therapy.(SP-sc7)            x               x
Cancer.(SP-222c)                      x               x
Cancer.(SP-234c-250c)                 x               x
Cancer Diagnostic
and Drug..(SP-5000)                   x               x

Pharmacologic AD Rat Model                      In Vitro Testing              In Vivo Testing
Alzheimer's Rat Model.(New Drug Test)                xxx                        xxx

Diagnostics                                      In Vitro                      Human             Human
Testing                                                                        Test Small       Test Large
--------------------------------------------------------------------------------------------------------------------------
Breast Cancer.(BC Tumor Agress-Analysis)             xxx                       xxx                 x
Alzheimer's.(AD Blood Test Diagnostic)               xxx                       xxx                 x
Alzheimer's Generation II                            xxx                       xxx
Alzheimer's Generation III                           xxx


         Research Agreement


On June 8, 2001, Samaritan Pharmaceuticals signed a seven-year research collaboration agreement with Georgetown University. The objectives of the Georgetown University Samaritan Pharmaceuticals research collaboration are (1) to develop "one molecule" drugs and extend clinical studies to in vivo experiments in animal models simulating Alzheimer's disease, (2) to develop an accurate, reliable diagnostic for nuero-degeneration (Alzheimer's), and (3) to focus on new drug development in Oncology and Neurology with the ability to protect the brain from neuronal damage and tumor growth.


Under the agreement, Samaritan receives worldwide exclusive rights to any novel therapeutic agents or diagnostic technologies that may result from the research collaboration directed by Dr. Janet Greeson and Dr. Vassilios Papadopoulos with their team of seven research professionals (including five Ph.D. level research scientists) who have expertise in the fields of endocrinology, pharmacology, cell biology, organic and steroid chemistry and computer modeling. In consideration, Samaritan shall pay to Georgetown University royalties for said technology but in connection with the calculation of the amount of any royalty payments due hereunder, Samaritan shall receive credit for any and all costs, expenses and/or fees related to patent prosecution, maintenance and enforcement, paid by Samaritan or its Affiliates including any such amounts paid by Samaritan to Georgetown University as a reimbursement therefore pursuant to the Master Agreement; and (2) costs, expenses and fees relating to product development, clinical trials and the FDA approval process and/or any other Regulatory Approval process but only to the extent that a Sublicensee expressly reimburses Samaritan for such costs, expenses and fees. It should also be noted that each party shall have the right to terminate the Sponsored Research in the event Dr. Greeson ceases to be the Chief Executive Officer of Samaritan or Dr. Papadopoulos ceases to be the Principal Investigator and that each license granted shall not be terminated or in any way effected if the Sponsored Research is terminated. Each such license shall have its own termination provisions as set forth in the respective license.

Highlights Of The Main Products Or Technologies Closest To Or Ready For Out-Licensing Or Commercialization



                  SP001 and its bioequivalent HIV drugs with promising Phase II results -- Early data suggest no serious side effects and
                  (CD4) immune system improvement. The analysis of data is presently being prepared for FDA submission.

                  A Pharmacological (rat) model for Alzheimer's disease -- Four weeks treatment of a rat results in its loss of memory and Alzheimer's disease-like brain pathology. This model is ideal for pharmaceutical companies and scientists to screen their Alzheimer's drugs for prevention, stabilization of the disease and cures for Alzheimer's disease.

                  Alzheimer's disease compounds -- Compounds offer protection against beta-amyloid neurotoxicity, a condition associated with Alzheimer's disease.

                  A peptide therapeutic that binds cholesterol -- Peptide can be used to clean the blood of excessive cholesterol in acute high cholesterol conditions.

                  An Alzheimer's diagnostic kit -- A simple blood test that identifies specific circulating brain steroids that have been oxidized in the brains of Alzheimer's patients.

                  A breast cancer theranostic kit. -- A biopsy test that predicts the aggressiveness of a breast cancer tumor which allows a physician, in a timely manner, to recommend the best and possibly the least invasive treatment for a patient.



Promising Alzheimer's Drug Candidates

Background for Alzheimer's thesis: Cortisol, the stress hormone, is the main hormone associated with immunity, memorization and learning with excessive cortisol being well known to produce cognitive impairment.

Why do we care: It is estimated that 16 million Americans will be diagnosed with Alzheimer's by 2050. Early diagnosis and treatment with Cortisol modulating drugs before the onset of symptoms could possibly lengthen the progression of Alzheimer's whereas a patient might die of natural causes rather than Alzheimer's.

              Promising Alzheimer's Drug Candidates:
               -- SP001
               -- SP010
               -- SP222
               -- SP223
               -- SP232
               -- SP238

              Alzheimer's Related Patent Application Titles:
               -- Neuroprotective spirostenol pharmaceutical compositions.
               -- Methods and compositions for modulating serum cortisol levels.

              Journals:
               -- Journal of Neurochemistry, 2002, 83:1110-1119
               -- Endocrine Society 2003, abstract.

Stem Cell Therapy for Alzheimer's, Neuron Differentiation

Background: Stem cell therapy, the manipulation of stem cells to combat disease, is on the threshold of a new era in medicine. Neuronal stem cells can be induced to rapidly differentiate to adult neuron cells as a novel treatment for Alzheimer's.

                 Promising Stem Cell Drug Candidates:
                  -- SP222b
                  -- SP237

New Alzheimer's Pharmacologic (Rat) Model Tool:
Brand New Tool-Used by pharmaceuticals companies to test their preventive, stabilizing or curative therapies under development for Alzheimer's. Advantage:
Pharmacologic. Only four weeks to induce full blown Alzheimer's disease compared to lengthy transgenics.

Alzheimer's Predictive Diagnostic:

 Advantage: Simple blood test with 70% success rate.

                 Patent Title:
                  -- Neurosteroids: Markers of Alzheimer's disease pathology

                 Journals:
                  -- Neurobiology of Aging, 2003, 24:57-65.

AIDS Related Dementia Research and Drug Candidates

Background: Elevated cortisol levels are associated with many disease states of which AIDS Related Dementia is included. SP001 and its bioequivalents could change the way patients are treated, either as a single agent or in combination with other conventional therapies for AIDS.

             Promising AIDS and Related Dementia Drug Candidates:
             -- SP001
             -- SP010
             -- SP014
             -- SP016
             -- SP017

             Patent and Patent Application Titles:
             -- Protected Complex of Procaine...
             -- Composition of Anti-HIV Drugs and Anticortisol Compounds...
             -- Methods and Compositions for Modulating Serum Cortisol Levels...

                 Proof of Concept HIV FDA Phase II Study Results
                      -- Tolerable, CD8 improvement, Cortisol modulation.
                      -- Statistically Significant
                           1. Decreased HIV symptoms (Whalen Scale-Quality of
                              Life)
                           2. Decreased viral load.
                      -- Orphan drug status requested

                                    BUSINESS

Overview

Samaritan was formed in September 1994 and became public in October 1997. Our principal executive offices are located at 101 Convention Center Drive, Suite 310, Las Vegas, NV 89109, and our telephone number is (702)735-7001.

Samaritan Pharmaceuticals, Inc. is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic products to treat chronic debilitating diseases such as Alzheimer's, Cancer, central nervous system ("CNS") disorders, cardiovascular disease and HIV.

Our overall corporate strategy is to build a robust technology pipeline by (1) In-licensing early-stage patented technologies from Academic Research Centers, and (2) Focus on the discovery and the development of new drug compounds and technology to add to our pipeline at Samaritan Laboratories, in collaboration with Georgetown University.

Competition

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many entities, including pharmaceutical and biotechnology companies, academic institutions and other research organizations are actively engaged in the discovery and research and development of products that could compete directly with our products under development, although we do not have access to information regarding the product development efforts of our competitors or the diseases that such efforts target.

Many companies, including major pharmaceutical companies, are also developing alternative therapies that may compete with our products in our research fields. These competitors may succeed in developing and marketing products that are more effective than or marketed before ours.

Virtually all of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing. Others have partnered with large established companies in order to obtain access to these resources. Smaller companies may also prove to be significant competitors, particularly through the establishment of collaborative arrangements with large, established companies.

Our ability to commercialize our products and compete effectively will depend, in large part, on:

          -- Our success in discovering and developing innovative products that serve unmet medical needs that are cost effective;

          -- Our ability to advance through clinical trials, gain acceptance from the FDA and other regulatory agencies and to successfully manufacture and market these products;

          -- The margins of our products relative to other products or competing treatments;

          -- The ability to gain reimbursement status from appropriate government agencies, insurers and other third-parties;

          -- The effectiveness of our sales and marketing efforts and those of our partners;

          -- The perception by physicians and other members of the health care community of the safety, efficacy and benefits of our products compared to those of competing products or therapies;

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

          -- Favorable publicity directly or indirectly relating to our products and technology.

Competition among products approved for sale will be based, among other things, upon efficacy, reliability, product safety, price and patent position. Our competitiveness will also depend on our ability to advance our technologies, license additional technology, maintain a proprietary position in our technologies and products, obtain required government and other public and private approvals on a timely basis, attract and retain key personnel and enter into corporate partnerships that enable us and our collaborators to develop effective products that can be manufactured cost-effectively and marketed successfully.

If competitors introduce new products and processes with therapeutic or cost advantages, our products can be subject to progressive price reductions or decreased volume of sales, or both. When we introduce new products with patent protection, they usually must compete with other products already on the market or products that are later developed by competitors. Manufacturers of generic products typically invest far less in research and development than research-based pharmaceutical companies; accordingly, they are able to price their products significantly lower than branded products. Therefore, when a branded product loses its market exclusivity, it often faces intense price competition from generic forms of the product. In many countries outside the United States, patent protection is weak or nonexistent. In order for us to successfully compete for business with managed care and pharmacy benefits management organizations, we must demonstrate that our products offer not only medical benefits but also cost advantages as compared with other forms of care. There also is no assurance that our research and development efforts will result in commercially successful products or that our products or processes will not become outmoded from time to time as a result of products or processes developed by our competitors.

Research Agreement

On June 8, 2001, Samaritan Pharmaceuticals signed a seven-year research collaboration agreement with Georgetown University. The objectives of the Georgetown University Samaritan Pharmaceuticals research collaboration are (1) to develop "one molecule" drugs and extend clinical studies to in vivo experiments in animal models simulating Alzheimer's disease, (2) to develop an accurate, reliable diagnostic for nuero-degeneration (Alzheimer's), and (3) to focus on new drug development in Oncology and Neurology with the ability to protect the brain from neuronal damage and tumor growth. At the present time, the research collaboration between Georgetown University and Samaritan is the only research and development project for Samaritan. Under the collaboration agreement, Samaritan pays Georgetown $650,000 per year, which is used by Georgetown to fund its efforts in the collaboration in respect of research which is based on balancing and modulating the stress hormone cortisol, counteracting cortisol's neurodegenerative and immunosuppressive properties. The $650,000 is paid quarterly and is unallocated and covers the general research and development effort. In addition, we have incurred direct research and development expenses of approximately $350,000 for each of the last two fiscal years related primarily to clinical trials and the retention of consultants to assist in the FDA process.


Under the agreement, Samaritan receives worldwide exclusive rights to any novel therapeutic agents or diagnostic technologies that may result from the research collaboration directed by Dr. Janet Greeson and Dr. Vassilios Papadopoulos with their team of seven research professionals (including five Ph.D. level research scientists) who have expertise in the fields of endocrinology, pharmacology, cell biology, organic and steroid chemistry and computer modeling. In consideration, Samaritan shall pay to Georgetown University (1) royalties for said technology but in connection with the calculation of the amount of any royalty payments due hereunder, Samaritan shall receive credit for any and all costs, expenses and/or fees related to patent prosecution, maintenance and enforcement, paid by Samaritan or its Affiliates including any such amounts paid by Samaritan to Georgetown University as a reimbursement therefore pursuant to the Master Agreement; and (2) costs, expenses and fees relating to product development, clinical trials and the FDA approval process and/or any other Regulatory Approval process but only to the extent that a Sublicensee expressly reimburses Samaritan for such costs, expenses and fees. It should also be noted that each party shall have the right to terminate the Sponsored Research in the event Dr. Greeson ceases to be the Chief Executive Officer of Samaritan or Dr. Papadopoulos ceases to be the Principal Investigator and that each license granted shall not be terminated or in any way effected if the Sponsored Research is terminated. Each such license shall have its own termination provisions as set forth in the respective license.

License Agreements

On June 18, 2001, Georgetown University granted Samaritan an Exclusive Worldwide License to Georgetown's patent application for "Early Detection of Alzheimer's." Georgetown's research efforts toward this patent application accumulated over a seven-year period. The patent application, entitled, "Neurosteroids as Markers for Alzheimer's Disease", naming inventors Vassilios Papadopoulos, Rachel C. Brown and Caterina Cascio, is believed to detect early damage resulting from Alzheimer's. Their findings, that brain levels of DHEA, are increased in Alzheimer's pathology; have significant relevance, given the fact that many companies are currently advocating increasing DHEA with supplements as a means to prevent the development of Alzheimer's disease and, therefore, may put prospective Alzheimer's patients at risk. The term of the license agreement is for the term of the any associate patents. We are not obligated to pay Georgetown any milestone payments. Georgetown is entitled to receive royalties based on our revenue from product sales and sublicenses, if any. Samaritan has, at its own expense, responsibility for the process of seeking any regulatory approvals for and conducting clinical trials with respect to any licensed product or application of the licensed technology. Samaritan controls and has the financial responsibilities for the prosecution and maintenance In respect of any patent rights related to the licensed technology. Samaritan has the right to terminate the license upon written notice to Georgetown for any reason or for no reason. In the event of that Samaritan fails to make any payment due to Georgetown under the license, Georgetown has the right to terminate the license upon sixty (60) days prior written notice if Samaritan fails to pay to Georgetown such amount within such 60-day period.

On July 25, 2001, Georgetown University granted Samaritan an Exclusive Worldwide License to Georgetown's patent application for a breast cancer diagnostic test that can be used as a tool to improve the detection, diagnosis, prognosis, prevention and possibly the treatment of breast cancer. The patent application, entitled, "Peripheral-type Benzodiazepine Receptor: A Tool for Detection, Diagnosis, Prognosis, and Treatment of Human Breast Cancer," naming as inventors, Vassilios Papadopoulos and Martine Culty, identifies a protein named Peripheral-type Benzodiazepine receptor (PBR) to be responsible for part of the changes in cellular and molecular functions in the development and progression of breast cancer. Although today there are methods for the detection of breast tumors, such as a mammogram, little is known about the early prognosis of a tumor to metastasize. Georgetown's scientists have identified a correlation between high levels of PBR and the aggressiveness of a tumor. Biopsies, considered to be safe procedures, would be used for PBR measurements and if the levels are high, scientists believe it could serve as a marker for the aggressiveness of a tumor with early detection, diagnosis and prognosis. Georgetown's research efforts toward this patent application have accumulated over an 8-year period and, in addition, Samaritan plans to explore research seeking possible prevention technology and drugs to inhibit, block or arrest the production of this protein PBR identified as a marker for breast cancer. The term of the license agreement is for the term of the any associate patents. We are not obligated to pay Georgetown any milestone payments. Georgetown is entitled to receive royalties based on our revenue from product sales and sublicenses, if any. Samaritan has, at its own expense, responsibility for the process of seeking any regulatory approvals for and conducting clinical trials with respect to any licensed product or application of the licensed technology. Samaritan controls and has the financial responsibilities for the prosecution and maintenance In respect of any patent rights related to the licensed technology. Samaritan has the right to terminate the license upon written notice to Georgetown for any reason or for no reason. In the event of that Samaritan fails to make any payment due to Georgetown under the license, Georgetown has the right to terminate the license upon sixty (60) days prior written notice if Samaritan fails to pay to Georgetown such amount within such 60-day period.

On September 11, 2001, Georgetown University granted Samaritan an Exclusive Worldwide License to Georgetown's patent application for "Cholesterol Recognition Amino Acid Sequence." The invention has identified a "cholesterol fingerprint" present in proteins known to interact with and bind cholesterol. This chemically synthesized peptide, containing the "cholesterol fingerprint" amino acid sequence, binds cholesterol and could be used as a drug to remove cholesterol from other proteins, cells and tissues. The term of the license agreement is for the term of the any associate patents. We are not obligated to pay Georgetown any milestone payments. Georgetown is entitled to receive royalties based on our revenue from product sales and sublicenses, if any. Samaritan has, at its own expense, responsibility for the process of seeking any regulatory approvals for and conducting clinical trials with respect to any licensed product or application of the licensed technology. Samaritan controls and has the financial responsibilities for the prosecution and maintenance In respect of any patent rights related to the licensed technology. Samaritan has the right to terminate the license upon written notice to Georgetown for any reason or for no reason. In the event of that Samaritan fails to make any payment due to Georgetown under the license, Georgetown has the right to terminate the license upon sixty (60) days prior written notice if Samaritan fails to pay to Georgetown such amount within such 60-day period.

On December 13, 2001, Georgetown University granted Samaritan an Exclusive Worldwide License to Georgetown's patent application for "Peripheral-type Benzodiazepine Receptor Associated Proteins: cloning, expression and methods of use", naming as inventors, Vassilios Papadopoulos and Hua Li, identifies proteins that are associated and regulate the function of the Peripheral-Type Benzodiazepine Receptor in health and disease. The role of this receptor is in cholesterol compartmentalization, steroid formation, cell death, tumor growth and metastasis, Alzheimer's disease pathology, as well as in other brain pathologies. It is hoped the discovery of these proteins, might provide new tools to use for understanding the cause of diseases and develop new methods of treatment. The term of the license agreement is for the term of the any associate patents. We are not obligated to pay Georgetown any milestone payments. Georgetown is entitled to receive royalties based on our revenue from product sales and sublicenses, if any. Samaritan has, at its own expense, responsibility for the process of seeking any regulatory approvals for and conducting clinical trials with respect to any licensed product or application of the licensed technology. Samaritan controls and has the financial responsibilities for the prosecution and maintenance In respect of any patent rights related to the licensed technology. Samaritan has the right to terminate the license upon written notice to Georgetown for any reason or for no reason. In the event of that Samaritan fails to make any payment due to Georgetown under the license, Georgetown has the right to terminate the license upon sixty (60) days prior written notice if Samaritan fails to pay to Georgetown such amount within such 60-day period.

Government Regulation

Governmental authorities in the United States and other countries extensively regulate the preclinical and clinical testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution, among other things, of our therapeutics products. In the United States, the FDA under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations subjects pharmaceutical products to rigorous review. If we do not comply with applicable requirements, we may be fined, our products may be recalled or seized, our production may be totally or partially suspended, the government may refuse to approve our marketing applications or allow us to distribute our products, and we may be criminally prosecuted. The FDA also has the authority to revoke previously granted marketing authorizations. In order to obtain approval of a new product from the FDA, we must, among other requirements, submit proof of safety and efficacy as well as detailed information on the manufacture and composition of the product. In most cases, this proof entails extensive laboratory tests, and preclinical and clinical trials. This testing, the preparation of necessary applications and processing of those applications by the FDA are expensive and typically take several years to complete. The FDA may not act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing any products we may develop. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit the products or technologies.

After an IND becomes effective, a sponsor may commence human clinical trials. The sponsor typically conducts human clinical trials in three sequential phases, but the phases may overlap. In Phase I clinical trials, the product is tested in a small number of patients or healthy volunteers, primarily for safety at one or more doses. In Phase II, the sponsor continues to evaluate safety, but primarily evaluates the efficacy of the product in a patient population. Phase III clinical trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically dispersed test sites. The sponsor must submit to the FDA a clinical plan, or "protocol", accompanied by the approval of the institution participating in the trials, prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time.

The sponsor must submit to the FDA the results of the preclinical and clinical trials, together with, among other things, detailed information on the manufacture and composition of the product, in the form of a new drug application or, in the case of a biologic, a biologics license application. In a process which generally takes several years, the FDA reviews this application and, when and if it decides that adequate data is available to show that the new compound is both safe and effective and that other applicable requirements have been met, approves the drug or biologic for marketing.

The amount of time taken for this approval process is a function of a number of variables, including the quality of the submission and studies presented the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. It is possible that our products will not successfully proceed through this approval process or that the FDA will not approve them in any specific period of time, or at all.

Congress enacted the Food and Drug Administration Modernization Act of 1997, in part, to ensure the availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. The Modernization Act establishes a statutory program for the approval of fast track products, including biologics. A fast track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Under the fast track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a fast track product at anytime during the clinical development of the product. The Modernization Act specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the sponsor's request. The FDA can base approval of a marketing application for a fast track product on an effect, on a clinical endpoint or on another endpoint that is reasonably likely to predict clinical benefit. The FDA may subject approval of an application for a fast track product to post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint and prior review of all promotional materials. In addition, the FDA may withdraw its approval of a fast track product on a number of grounds, including the sponsor's failure to conduct any required post-approval study with due diligence. If a preliminary review of clinical data suggests that a fast track product may be effective, the FDA may initiate review of sections of a marketing application for a fast track product before the sponsor completes the application. This rolling review is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees. However, the time periods specified under the Prescription Drug User Fee Act concerning timing goals to which the FDA has committed in reviewing an application do not begin until the sponsor submits the entire application. We may request fast track designation for SP001 and its bioequivalents HIV drugs and other products.

We cannot predict whether the FDA will grant these designations, nor can we predict the ultimate impact, if any, of the fast track process on the timing or likelihood of FDA approval of our therapeutics. The FDA may, during its review of a new drug application or biologics license application, ask for additional test data. If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive Phase IV studies, and surveillance to monitor the safety and effectiveness of the drug. In addition, the FDA may in some circumstances impose restrictions on the use of the drug, which may be difficult and expensive to administer, and may require prior approval of promotional materials.

Before approving a new drug application or biologics license application, the FDA will also inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with current Good Manufacturing Practices ("cGMPs"). In addition, the manufacture, holding, and distribution of a product must be in compliance with cGMPs. Manufacturers must continue to expend time, money and effort in the areas of production, quality control, record keeping and reporting to ensure full compliance with those requirements. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product must be in compliance with FDA regulatory requirements. Failure to comply with applicable requirements can lead to the FDA demanding that production and shipment cease, and, in some cases, that the manufacturer recall products, or to FDA enforcement actions that can include seizures, injunctions and criminal prosecution. These failures can also lead to FDA withdrawal of approval to market the product.

We have not received approval in the U.S. or any foreign states or foreign jurisdictions for the commercial sale of any of our potential therapeutics products. However, the FDA has accepted our IND for the clinical examination of our SP001 and its bioequivalent HIV drugs. Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. There can be no assurance that any of our development programs will be successfully completed, that any IND will become effective or that additional clinical trials will be allowed by the FDA or other regulatory authorities or that we will successfully develop any marketable pharmaceutical product.

Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not we have obtained FDA approval, we must obtain approval of a product by comparable regulatory authorities of foreign countries prior to the commencement of marketing the product in those countries. The time required to obtain this approval may be longer or shorter than that required for FDA approval. The foreign regulatory approval process includes all the risks associated with FDA regulation set forth above, as well as country specific regulations.

Environmental Matters

We currently rely primarily on third party independent contractors and the research efforts of Georgetown University and the University of Iowa to conduct research and development on and manufacture clinical supplies of our proposed drugs. However, to the extent that any of our current and future research and development activities involve the use of hazardous materials and chemicals, or produce waste products, we will be subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials. Although we would expect that our safety procedures for handling and disposing of these materials would comply with the standards prescribed by such laws and regulations, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. In addition, the risk of accidental contamination or injury from hazardous and radioactive materials cannot be completely eliminated. The potential liability for damages stemming from accidents involving these materials may exceed our $2,000,000 commercial general liability insurance coverage or available resources.

Product and Clinical Studies Liability

Administration of any drug to humans involves the risk of allergic or other adverse reactions in certain individuals. Accordingly, it is possible that claims might be successfully asserted against us for liability with respect to injuries that may arise from the administration or use of our products during clinical trials or following commercialization. We presently carry no clinical studies and product liability insurance. Although we carry a $2,000,000 commercial general liability insurance policy. There can be no assurance that the coverage the commercial general liability insurance policy provides will be adequate to satisfy all claims that may arise. Regardless of merit or eventual outcome, such claims may result in decreased demand for a product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues. Thus, a clinical trial or product liability claim may result in losses that could be material.

Employees

As of the date hereof we had 5 employees that work directly for Samaritan Pharmaceuticals and 7 scientists that work under our collaboration agreement with Georgetown University. In addition, we make extensive use of consultants.

Properties

The company's executive offices are currently located at 101 Convention Center Drive, Suite 310, Las Vegas, Nevada 89109. The 1,100 square foot office space is rented at a base rent of $2,620 per month. In addition, under the Research Collaboration agreement between Georgetown University and Samaritan Pharmaceuticals, Georgetown provides space which is located at Samaritan Research Laboratories, Georgetown University Medical Center, Medical Dental Building, Suite SE 111, 3900 Reservoir Road, NW, Washington, DC 20007.

Legal Proceedings

We are, from time to time, involved in various legal proceedings in the ordinary course of our business and are currently executing a settlement agreement signed by all parties to resolve previously reported pending lawsuits. We believe based on the settlement agreement that the resolution of any currently pending legal proceedings, either individually or taken as a whole, will not have a material adverse effect on our business, financial condition or results of operations.



                             The FUSION Transaction

General

On April 22, 2003, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $20,000 of our common stock or an aggregate of $10.0 million. The $10.0 million of common stock is to be purchased over a 25 month period, subject to a 6 month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.10.

We have authorized the sale and issuance of 18,125,000 shares of our common stock to Fusion Capital under the common stock purchase agreement. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 15,000,000 shares (exclusive of the 3,125,000 shares issued to Fusion Capital as the commitment fee) assuming Fusion Capital purchases all $10.0 million of common stock.

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $20,000 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $20,000 unless our stock price is above $0.45 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

         o  the lowest sale price of our common stock on the purchase date; or

         o the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $20,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Absent these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares of our common stock offered by this prospectus at varying purchase prices:

         Assumed Average          Number of Shares     Proceeds Under the Common
         Purchase Price           to be Purchased      Stock Purchase Agreement


         $0.10                      15,000,000            $1,500,000
         $0.15                      15,000,000            $2,250,000
         $0.35                      15,000,000            $5,250,000
         $0.50(1)                   15,000,000            $7,500,000
         $0.60                      15,000,000            $9,000,000
         $0.75                      13,333,333           $10,000,000
         $1.00                      10,000,000           $10,000,000
         $2.00                       5,000,000           $10,000,000
         $5.00                       2,000,000           $10,000,000


         (1) Closing sale price of our common stock on October 7, 2003.


We estimate that we will sell no more than 15,000,000 shares to Fusion Capital under the common stock purchase agreement. If we do or do not sell the full 15,000,000 shares to Fusion Capital under the common stock purchase agreement, we have the right to terminate the agreement without any payment or liability to Fusion Capital.

Minimum Purchase Price

We have the right to set a minimum purchase price ("floor price") at any time. Currently, the floor price is $0.15. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion Capital. However, the floor price cannot be less than $0.10. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price is less than the then applicable floor price.

Our Right To Suspend Purchases

We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

Our Right To Increase and Decrease the Daily Purchase Amount

Under the common stock purchase agreement Fusion Capital has agreed to purchase on each trading day during the 25 month term of the agreement, $20,000 of our common stock or an aggregate of $10.0 million. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.25 increase in Threshold Price above $0.20, the Company shall have the right to increase the daily purchase amount by up to an additional $5,000. For example, if the Threshold Price is $0.70 we would have the right to increase the daily purchase amount to up to an aggregate of $30,000. The "Threshold Price" is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our common stock is below the Threshold Price, the applicable increase in the daily purchase amount would be void.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on our Shareholders

All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement.

No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Events of Default

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

         o the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period;

         o suspension by our principal market of our common stock from trading for a period of three consecutive trading days;

         o the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the NASDAQ National Market, the NASDAQ National Small Cap Market, the New York Stock Exchange or the American Stock Exchange;

         o the transfer agent`s failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

         o any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

         o a default by us of any payment obligation in excess of $1.0 million; or

         o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.


Commitment Shares Issued to Fusion Capital

Under the terms of the common stock purchase agreement Fusion Capital has received 3,125,000 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until 25 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

No Variable Priced Financings

Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

                                   MANAGEMENT

The following table sets forth our directors and officers, their ages, and all offices and positions with the Company. Officers and other employees serve at the will of the board of directors.


Name                                Age              Served Since                Positions with Company
-------------------------------------------------------------------------------------------------------
Dr. Janet R. Greeson                58               10/97                        Director, CEO & President
Dr. Erasto R. C. Saldi              43                5/03                        Director
Welter Budd Holden                  72               10/97                        Director
Eugene J. Boyle                     37               06/00                        Director, CFO & COO
Brian A. Sullivan                   50               03/01                        Director
Cynthia C. Thompson                 43               03/99                        Director
Douglas D. Bessert                  45               03/01                        Director, VP & Secretary
H. Thomas Winn                      62               03/99                        Director
Dr, Vassilios Papadopoulos          41               03/01                        Director, Chief Scientific Officer


The Board Of Directors And Committees

Our bylaws provide that our board of directors shall consist of nine (9) directors that shall be divided into three classes. A single class of directors shall be elected each year at the annual meeting, and each director shall be elected to serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified, subject to any transition periods. The board of directors, which met 8 times during the year ended December 21, 2002. Most of our directors attended more than 75% of the aggregate of the total number of meetings of our board and its committees. The Company has formed, by determination of the board of directors, an Audit Committee, with Director Winn as Chairman, who is independent and a financial expert as used in Item 7(d)(3)(iv) of Schedule 14A (240.14a-101) under the Exchange Act. The Audit Committee met one time during the year 2002. The Company has also formed a Compensation Committee, with Director Thompson, as Chairman; a Business Advisory Board, with Director Holden, as Chairman; and a Scientific Advisory Board, with Director Papadopoulos, as Chairman.

Class I directors shall serve until the 2004 annual meeting, Class II directors shall be elected to serve until the 2006 annual meeting. Class III directors shall be elected to serve until the 2005 annual meeting. Each director elected shall serve until his successor is elected and duly qualified.


         Class I Directors -- Terms Expire 2004

Dr. Janet R. Greeson, 58. Director since 1997.
Chairman of the Board, CEO, President and Co-Founder.

Dr. Greeson has spearheaded the majority of the financing for the company since its inception and led the efforts that resulted in the Georgetown University collaboration. She is also a co-inventor in Samaritan's first patent application, under the Georgetown University collaboration, for an Alzheimer's drug. Dr. Greeson's strong leadership and team building skills, business acumen, negotiation skills and knowledge of public markets has been key to Samaritan's growth. In the past, Dr. Greeson, a seasoned healthcare professional with over two decades of corporate experience, focused on emerging growth, mergers and acquisitions. She is a renowned public speaker and the best selling author of "It's Not What You're Eating, It's What's Eating You." Her past guest appearances on numerous radio and TV Talk shows has positioned her to open doors to TV Producers to tell the Samaritan story in a concise and professional manner. Dr. Greeson developed "Psychiatric Hospital Programs" for the US Navy and went on to develop, grow and sell her privately held "Psychiatric Hospital Units" to Columbia/HCA (NYSE:HCA).

Dr. Greeson has an eclectic past, once working with Mother Theresa, and was privileged to be the U.S. Congressional Nominee for the State of Nevada in 1994, winning the primary without spending a dollar to campaign. Dr. Greeson currently serves on the Board of Restaurant Connections International, Inc., a company with approximately 17 licensed Pizza Huts in Brazil; on the Board of The CEO Council, an organization that provides a common voice and platform for officers and directors of public companies; and on the Board of Intuitive Solutions, Inc., a Financial Consulting company.

Welter Budd Holden, 72.
Director since 1997.
Member of Compensation Committee and Co-Founder.

Mr. Holden assisted the Company in recruiting and networking patients for clinical trials. He is a well known designer who has consulted with the rich and famous throughout his whole life. He is a renowned networker and has presented Samaritan to many of his past clients, including principals of pharmaceutical companies. Although for the past five years Mr. Holden has been an independent consultant providing architectural and interior design advice, he spends at least half of his time trying to further Samaritan. Mr. Holden is the Chairman of our Business Advisory Board. He received his BA in architectural and interior design from the Pratt Institute.

Dr. Erasto R. C. Saldi, 43. Director since 2003.

Since 1999, Dr. Saldi has been Medical Director of Fremont Medical Clinic, Desert Lane Care Center, and Cheyenne Care Center, where he improved physician compliance and formulated patient care protocols. From 1996 to 1997, he was Chief Resident, Internal Medicine and from 1997 to 1998, he served as Assistant Clinical professor, Internal Medicine at the University of Nevada, School of Medicine, Las Vegas, NV. Dr. Saldi has also has extensive experience as an Internist, Principal Investigator and manager of clinical research trials.

         Class II Directors -- Terms Expire 2006

Mr. Eugene J. Boyle, 37. Director since 2000.
Chief Financial Officer, Chief Operations Officer and Co-Founder.

Mr. Boyle attended Notre Dame and has received a BSE from Tulane University. He is a veteran of the US Navy serving as a Lt. during the Gulf War. Upon discharge he then returned to graduate school earning his MBA in Entrepreneurship from Babson College, Boston, Mass. He is presently in finishing his last year of part time Law School and devotes his time to business development aspects of Samaritan, SEC filings, patent prosecution and numerous other legal and business affairs.

In the past, Mr. Boyle was employed by Columbia/HCA (NYSE:HCA) as its Chief Operations Officer for the southeast region and also assisted with mergers and acquisitions of numerous hospitals. He also serves on the Advisory Board of Nevada Gold and Casinos (AMEX:UWN).Mr. Boyle is a Charted Financial Analyst candidate, has passed the series 7 and 63 securities brokerage registered representative exams, although he is not a practicing representative.

Mr. Brian A. Sullivan, 50. Director since 2001. Member of Compensation Board.

Mr. Sullivan is totally committed and passionate about Samaritan. He facilitates all of the public relations strategy for the Company and administrates Samaritan's Research Laboratory at Georgetown University in Washington, DC. He has been an incredible asset to the Company aligning us with HIV activist groups, Aging Institutes and various governmental agencies. Also, Mr. Sullivan has been instrumental in using his acumen for relationships to present the Company to many high net worth private investors. In the past, from 1982 to 1996, Mr. Sullivan served as Director of Pratesi of Beverly Hills, where he was responsible for negotiating a relationship with Neiman-Marcus, starting new franchises, and opening new stores. From 1996 through 1997, Mr. Sullivan was Director of Antiques at Charles Pollack, in Los Angeles, increasing sales by over $1M in one year. Mr. Sullivan has a BA in Psychology and English from the University of Massachusetts at Amherst, and a Masters in Victorian Philosophy from the University of Hall in England.

Ms. Cynthia C. Thompson, 43. Director since 1999.
Chairman of the Compensation Committee and Member of the Audit Committee.

Ms. Thompson is the founder and Chief Executive Officer, since May 1998, of Service Interactive, Inc., which services food and beverage original equipment manufacturers and food service vendors nationwide. In May 1998, Ms. Thompson founded Intuitive Solutions International, Inc., a Houston, Texas firm engaged in capital formation and operations management consulting, where she serves as the President. From May 1987 to May 1993 Ms. Thompson was a representative at E.F. Hutton/Shearson Lehman Brothers in the Regional Institutional assisting with bank and institutional accounts. From May 1993 to May 1994, she was a corporate accounts representative with Oppenheimer & Company, Inc., and from May 1994 to May 1998, she was the Director, Corporate Finance Department, of D.E. Frey & Company, Inc., a brokerage firm.

         Class III Directors -- Terms Expire 2005

Mr. Doug D. Bessert, 45. Director since 2001.
Vice President of Investor Relations and Corporate Secretary.

Mr. Bessert has an extensive network of contacts which provides an active basis for Samaritan's ability to raise private capital. Mr. Bessert received his BS in Marketing from the University of Wyoming. Mr. Bessert has over 20 years of financial and investor relationship experience, with an emphasis in small entrepreneurial companies. Mr. Bessert devotes the majority of his time to the affairs of Samaritan's shareholders. Prior to joining Samaritan, he served as a Branch Manager at a stock brokerage firm in charge of nine other brokers, handling all compliance and investor problems for the office. Mr. Bessert was the Founder and CFO of Thorofare Resources Inc., a regional Oil and Gas company with production and employees in 8 states. He also was a Financial Consultant that managed portfolios for over 230 clients managing in excess of $43 million in assets. During his tenure as a financial consultant, he was heavily involved in leveraged buyouts, raising private capital, and acquisitions of many entities.

Mr. H. Thomas Winn, 62 Director since 1999.
Chairman of the Audit Committee.

Mr. Winn serves as the Chairman, CEO, President and a Director of Nevada Gold & Casinos, Inc., (AMEX:UWN) a developer of gaming properties, since January 1994. He also serves as Chairman and President of Aaminex Capital Corporation, a consulting and venture capital firm since 1983.

Dr. Vassilios Papadopoulos, D.Pharm., Ph.D., 42 Director since 2001. Chief Scientific Officer.

Dr. Papadopoulos is head of the Division of Hormone Research and professor of Cell Biology, Pharmacology &Neuroscience at Georgetown University Medical Center. Dr. Papadopoulos and his group of scientists originally assisted Samaritan with work on using Procaine (HCL) to control stress-induced cortisol production by the human adrenal cells. Dr. Papadopoulos has over eighteen years of experience and over 130 peer review article publications in the Biopharmaceutical field and numerous patents in the field of cholesterol chemistry.

No director or executive officer has any family relationships with any other director or executive officer of the Company, except that Mr. Boyle is the son of Dr. Greeson. The Company has formed, by determination of the board of directors, an Audit Committee, with Director Winn as Chairman, who is independent and a financial expert as used in Item 7(d)(3)(iv) of Schedule 14A (240.14a-101) under the Exchange Act. The Company has also formed a Compensation Committee, with Director Thompson, as Chairman; a Business Advisory Board, with Director Holden, as Chairman; and a Scientific Advisory Board, with Director Papadopoulos, as Chairman.

Executive Compensation

The Compensation Committee (CC) of the board of directors administers our executive compensation program. Each member of the CC is a non-employee director. The CC is responsible for establishing salaries and administering the incentive programs for our Chief Executive Officer, and other executive officers.

         Compensation Philosophy

The Compensation Committee has designed Samaritan's compensation program based on the philosophy that all of our executives are important to our success, with our executive officers setting the direction of our business and having overall responsibility for our results. Like other pharmaceuticals companies, we operate in a highly competitive and difficult economic environment. Accordingly, the CC has structured Samaritan's compensation to accomplish several goals: 1) attract and retain very talented individuals, 2) reward creativity in maximizing business opportunities, and 3) enhance shareholder value by achieving our short-term and long-term business objectives.

         Base Salary

The CC considers the peer data discussed above as well as individual performance when approving base salaries for executive officers. The CC evaluates individual performance based on the achievement of corporate or divisional operating goals and subjective criteria, as well as the Chief Executive Officer's evaluation of the other executive officers. No specific weight is assigned to any particular factor. Dr. Greeson, Mr. Boyle, Mr. Bessert and Dr. Papadopoulos each have employment agreements negotiated on an arm's-length basis with the CC. In setting base salary, the Board considered the contributions of each executive to our company, compensation paid by peer companies and outside compensation reports.

         Stock Options

The short and long-term compensation program includes stock options granted under the Stock Incentive Plan as well as non-qualified stock options. The Option Plan is designed to reward executives for achieving long-term financial performance goals over a three-year to ten-year period, provide retention incentives for executives, and tie a significant portion of an executive's total compensation to our long-term performance. Stock options for our executive officers and key associates are part of our incentive program and link the enhancement of shareholder value directly to their total compensation. The CC determines the number of stock options granted based upon several factors: 1) level of responsibility, 2) expected contribution towards our performance, and
3) total compensation strategy for mix of base salary, short-term incentives and long-term incentives. The following tables and notes present information concerning compensation to the Company's Chief Executive Officer and to the Company's most-highly compensated executive officers other than the Company's Chief Executive Officer who were serving at December 31, 2002.

                           Summary Compensation Table

                   Annual Compensation                                            Long Term Compensation
---------------------------- -------------------------------------  --------------------------------------------------
Name and                   Year      Salary ($)       Accrual         Restricted Stock              Securities
Principle Position                                    Salary ($)       Awards ($)                Underlying Options
-------------------      --------   -----------     -------------   ---------------------      ---------------------
Janet Greeson,            2002       $264,983         $131,917           $-0-                        1,532,210
Chairman, CEO,            2001       $101,600         $124,083         $152,317                      1,532,210
President                 2000       $ 30,000         $150,000         $180,000                      1,779,684

Eugene Boyle              2002        $97,533         $167,067           $-0-                          766,105
CFO, COO                  2001        $62,072          $51,463         $138,465                        766,105
                          2000         $-0-             $-0-           $182,000                        444,921

Doug Bessert,             2002        $87,000          $98,062           $-0-                          444,921
VP,                       2001        $20,000          $ 2,083          $82,917                        383,052


                        Option Grants in Last Fiscal Year


                               Number of            % of Total
                              Securities             Options
                              Underlying            Granted to          Exercise
                            Options Granted        Employees in       Base Price
 Name                           (#)(1)              Fiscal Year       ($ / Share)        Expiration Date
--------------------       -----------------     ---------------    -------------      ------------------
Janet Greeson (1)            1,532,210               30.8%              $0.14              01/02/2012
Janet Greeson (1)            1,779,684               35.8%              $0.14              04/25/2012
Eugene Boyle (1)               766,105               15.4%              $0.14              01/02/2012
Eugene Boyle (1)               444,921                9.0%              $0.14              04/25/2012
Doug Bessert (1)                44,921                9.0%              $0.14              04/12/2012




     Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values




                                                               Number of
                                                               Securities             Number of
                               Shares                         Underlying            Unexercised in
                            Acquired on         Value         Unexercised             the Money
                              Exercised        Realized        Options at            Options at
 Name                            (#)            ($)(1)         FY-End (#)            FY-End ($)
-------------------        ---------------   ------------   ---------------       ---------------
Janet Greeson                 1,779,684          -0-           4,844,104              45,966
Eugene Boyle                    444,921          -0-           1,977,131              22,983
Doug Bessert                    483,052          -0-             877,973               8,898


         401(k) Plan

We adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, covering our full-time employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Under the 401(k) plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such contribution contributed to the 401(k) plan. The 401(k) plan does permit additional matching contributions to the 401(k) plan by us on behalf of participants in the 401(k).

         Employment Agreements

We have engaged each executive officer pursuant to a written agreement. In each agreement, the executive is entitled to base salary and stock options based on a formula not to be less 250,000 options per year. The executive is also entitled to convert his salary into shares of the Company based on the formula for the Company's security. See "Executive Compensation" for amounts of base salary and stock options for each executive. The executive is also allowed to participate in all of Samaritan Pharmaceutical's benefit programs, if the Company offers the programs to any other employee.

If executive terminates by reason of death, disability, incapacity or termination by Samaritan Pharmaceuticals other than for cause, the executive will be entitled to continuation of base salary and health and similar benefits for defined periods, payment of stock options and deferred compensation awards. In each case, the executive agreed to a non-complete clause for the term of his employment.

In the event of a change of control, the executive would also vest in his or her options. The executive would also no longer be subject to non-competition undertakings. If a change of control were followed by termination of employment resulting from a change of control termination, in lieu of the severance benefits described above, the executive would be entitled to receive a payment equal to three times base salary and yearly options. For up to three years following termination Samaritan Pharmaceuticals would also be obligated to provide continued health and other insurance and disability benefits. We would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights following a change of control. If change of control payments and benefits to any of Dr. Greeson, Mr. Boyle, and/or Mr. Bessert were sufficient to result in an excise tax under the so-called "golden parachute" provisions of the Code, we would be obligated to pay the executive a tax gross-up payment. All three executives are also awarded options based on increases in market capitalization starting with the market capitalization of $12,500,000. In addition to the salary and other benefits described above, Mr. Bessert was awarded 100,000 options at $1.00 on restricted stock that were vested as the signing of his employment contract.

Dr. Papadopoulos has an engagement agreement with us which does not prohibit Dr. Papadopoulos from being employed by other entities. Dr. Papadopoulos has disclosed that he receives payments and benefits from other entities including Georgetown University. He is compensated on a monthly basis, which he has the option to convert his compensation into shares plus he receives 250,000 warrants per year for the life of the contract.

         Trust Agreements

The Company has entered into trust agreements and appointed trustees that are non directors or officers providing for the payment out of the assets of the trusts accrued under the Company's various benefit plans, employment agreements and other employment arrangements as the Company specify from time to time. To the extent not already irrevocable, the trusts would become irrevocable upon a change of control of Samaritan Pharmaceuticals. The Company may make contributions to the trusts from time to time, and additional funding could be required upon a change of control. To the extent funded, the trusts are to be used, subject to their terms and to the claims of the Company's general creditors in specified circumstances, to make payments under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by the Company.

         Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at our request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Nevada law.) An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Samaritan Pharmaceuticals, except to the extent Nevada law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by our articles of incorporation and by Nevada law.

         Commission Position Of Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, We have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


Samaritan Pharmaceuticals, Inc. 2001 Stock Incentive Plan (the "2001 Plan").

         General

Purpose: The purpose of the 2001 Plan as proposed is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available people.

Shares Available under the 2001 Plan: The number of awards that we may grant under the 2001 Plan in each calendar year will not exceed twenty percent (20%) of (i) the total shares of common stock outstanding on a fully diluted basis, without taking into account awards outstanding under the 2001 Plan that are exercisable for or convertible into common stock or that are unvested stock awards (referred to as "outstanding awards"), at the close of business on the last day of the preceding calendar year, less (ii) the number of shares subject to "outstanding awards" at the close of business on that date. In no event, however, will more than an aggregate of twelve (12) million shares of common stock be issued pursuant to incentive stock options intended to qualify under
Section 422 of the Internal Revenue Code. The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2001 Plan during any fiscal year to any one individual is limited to 500,000, or, only in the initial year of an individual's employment with our company, 1,000,000. If any award, or portion of an award, under the 2001 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the surrendered shares will thereafter be available for further awards under the 2001 Plan.

Administration: The 2001 Plan will be administered by our directors or by a committee or committees as the board may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the 2001 Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and the time or times at which such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder);
(vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

In the event of a stock dividend of, or stock split or reverse stock split affecting the common stock, (i) the maximum number of shares as to which we may grant awards under the 2001 Plan and the maximum number of shares with respect to which we may grant awards during any one fiscal year to any individual, and
(ii) the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event unless the board of directors determines that no such adjustment will be made.

Except as provided above, in the event of any change affecting the common stock, the company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a "change in control" of the company (as defined in the 2001 Plan), the administrator, in its discretion and without the consent of the holders of the awards, will make (i) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2001 Plan (in the aggregate and with respect to any individual during any one fiscal year of the company), and (ii) any adjustments in outstanding awards, including but not limited to modifying the number, kind and price of securities subject to awards.

In the event of any transaction resulting in a "change in control" of the company (as defined in the 2001 Plan), outstanding stock options and stock appreciation rights under the 2001 Plan will terminate upon the effective time of the "change in control" unless provision is made for the continuation, assumption, or substitution of the awards by the surviving or successor entity. In the event of such termination, the holders of stock options and stock appreciation rights under the 2001 Plan will be permitted to exercise all portions of awards that are exercisable, for at least twenty days prior to the effective time of the "change in control." Any such exercise of any portion of an award that becomes exercisable as a result of a "change in control" will be deemed to occur immediately prior to the effective time of such "change in control."

Without the consent of award holders, the administrator may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the company, or the financial statements of the company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001 Plan.

Without the consent of award holders, the administrator may make any modifications to any awards, including but not limited to cancellation, forfeiture, surrender or other termination of the awards, in whole or in part regardless of the vested status of the award, to facilitate any business combination the board of directors authorizes to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

Participation: Participation in the 2001 Plan will be open to all of our employees, advisors, sales representatives, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. As of the date hereof all 6 non-employee directors, and approximately 5 employees, advisors, sales representatives and consultants would be eligible to participate in the 2001 Plan.

         Type of Awards

The 2001 Plan as proposed would allow for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

Stock Options: The 2001 Plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of common stock, by a combination of cash and shares, or by any other means the administrator approves.

Stock Appreciation Rights: The 2001 Plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement.

Stock and Phantom Stock Awards: The 2001 Plan allows the administrator to grant restricted or unrestricted stock or deferred stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

Performance Awards: The 2001 Plan allows the administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that applies to an individual or group of individuals, a business unit, or us or our affiliate as a whole, over such performance period as the administrator may designate.

Other Stock-Based Awards: The 2001 Plan allows the administrator to grant stock-based awards which may be denominated in cash, common stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing. These awards may be paid in common stock or other securities, in cash, or in a combination of common stock, other securities and cash.

         Amendment and Termination

Our board of directors may terminate, amend or modify the 2001 Plan or any portion thereof at any time. Unless sooner terminated by our board, the 2001 Plan will terminate on March 31, 2011.

         Federal Income Tax Consequences

The following is a general summary of the current federal income tax treatment of stock options, which would be authorized for grants under the 2001 Plan as proposed, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

Incentive Stock Options: Incentive stock options under the 2001 Plan are intended to meet the requirements of section 422 of the Internal Revenue Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon exercise, the option holder will not recognize income for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and we will not be allowed a deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is our employee or an employee of one of our subsidiaries; and (b) the option holder makes no disposition of the stock within two years from the date of the option grant nor within one year after the transfer of the stock to the option holder. The three-month period extends to one year in the event of disability and is waived in the event of death of the employee. If the option holder sells the stock after complying with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

If the option holder fails to comply with the employment requirements discussed above, the tax consequences will be substantially the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we will be allowed an equivalent deduction in the same year.

Nonqualified Stock Options: No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. The option holder's basis in these shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

Disallowance of Deductions: The Internal Revenue Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation's chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if certain statutory requirements are satisfied. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan, such as the 2001 Plan, that limits the number of shares that may be issued to any individual and which are approved by the corporation's stockholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth, as of the date hereof, certain information with respect to the beneficial ownership of shares of common stock by (i) each person known to us to be the beneficial owner of more than 5 percent of our outstanding shares of common stock, (ii) each of our directors, (iii) each of our officers and (iv) our directors and officers as a group.

Name and Address of
Beneficial                                          Number                   Percentage
of Class (3)                                       of shares               Owned of Class (3)
-------------                                   ----------------       ------------------------

Welter Holden (1) (2)                               450,250                    0.51%
P.O. Box 211
144 Gallows Lane
Litchfield CT 06759

Dr. Janet Greeson (1) (2)                         5,044,104                    5.7%
101 Convention Center Dr # 310
Las Vegas, NV 89109

Erasto R. C. Saldi, MD (2)                           25,000                    0.03%
11304 Golden Chestnut Pl.
Las Vegas, NV 89135

Cynthia Thompson (1) (2)                            759,555                    0.86%
3040 Post Oak Blvd. #695
Houston, Texas 77056

H. Thomas Winn (1) (2)                              275,000                    0.31%
3040 Post Oak Blvd. #675
Houston, Texas 77056

Eugene Boyle (1) (2)                              3,371,381                    3.82%
101 Convention Center Drive #310
Las Vegas, Nevada, 89109

Dr. Vassilios Papadopoulos (1) (2)                  750,000                    0.85%
101 Convention Center Drive #310
Las Vegas, NV 89109

Brian Sullivan (1) (2)                              953,250                    1.08%
P.O. Box 211
144 Gallows Lane
Litchfield CT 06759

Doug Bessert (1) (2)                                877,973                    1.00%
101 Convention Center Drive #310
Las Vegas, Nevada, 89109

Samaritan Pharmaceuticals Inc                     7,535,513                    8.55%
Executive Trust (4) (5)
FBO Dr. Janet Greeson

                                       40

Samaritan Pharmaceuticals Inc                     3,989,823                    4.53%
Executive Trust (4) (5)
FBO Eugene Boyle

Samaritan Pharmaceuticals Inc                     2,470,583                    2.80%
Executive Trust (4) (5)
FBO Doug Bessert

Samaritan Pharmaceuticals Inc                       850,000                    1.00%
Executive Trust (4) (5)
FBO Dr. Vassilios Papadopoulos

Fusion Capital Fund II, LLC                       5,692,193                    6.46%
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL  60654 (6)

All officers and directors                       12,506,513                   14.19%
as a group 9 persons (1)

       (1) Includes shares of common stock which each of the following directors and executive officers had the right to acquire as of the date hereof or within sixty (60) days thereafter through the exercise of options: Dr. Janet Greeson (4,844,104 options), Dr. Vassilios Papadopoulos (750,000 options), Mr. Eugene Boyle (1,977,131 options), Mr. Doug Bessert (877,973 options). Welter Holden Cynthia Thompson H. Thomas Winn Brian Sullivan (100,000 options). Dr. Erasto R. C. Saldi, MD (25,000 options). Excludes vested deferred shares payable in shares held in trust by the company.
       (2) Officer and/or director.
       (3) Calculated on the basis of 88,143,866 shares of common stock issued and outstanding as of October 7, 2003.
       (4) Dr. Janet Greeson, Eugene Boyle, Doug Bessert and Dr. Vassilios Papadopoulos do not have the power to vote or direct the disposition of these shares in the respective trusts and therefore each disclaims beneficial ownership of the shares in the respective trusts.
       (5) Address for the Trustee of the Executive Trusts is PO Box 22790
       Santa Fe, NM, 87502
       (6) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus.

                               SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.


Selling          Shares Beneficially       Percentage of            Shares to be Sold       Percentage of Outstanding
Stockholder      Owned Before              Outstanding Shares       in the Offering         Shares Beneficially Owned
                    Offering               Beneficially Owned                               After Offering
                                           Before Offering (1)
-----------     ---------------------    ---------------------     -------------------     ---------------------------

Fusion Capital
Fund II, LLC (1)(2)     5,692,193                 6.5%                   18,125,000                  3.02%
----------------------


(1) As of the date hereof, 5,692,193 shares of Fusion Capital have been previously acquired by Fusion Capital. Fusion Capital may acquire up to an additional 15,000,000 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 88,143,866 shares of common stock outstanding as of October 7, 2003. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $20,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

(2) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus.

                              Plan of Distribution

The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

        o        ordinary brokers' transactions;
        o        transactions involving cross or block trades;
        o through brokers, dealers, or underwriters who may act solely as agents;
        o        "at the market" into an existing market for the common stock;
        o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
        o        in privately negotiated transactions; or
        o        any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an "underwriter" within the meaning of the Securities Act.

Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Fusion Capital.


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

Our authorized capital stock consists of 200,000,000 authorized shares of common stock, $.001 par value, of which 88,143,866 shares were outstanding as of October 7, 2003. The holders of our common stock are entitled to one (1) vote for each share on all matters voted on by stockholders, including the election of directors and, except as otherwise required by law, or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, exclusively possess all voting power. Under our articles of incorporation, voting rights are non-cumulative so that stockholders holding more than 50% of our outstanding shares of common stock are able to elect all members of our board of directors. Holders of shares of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of our common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Preferred Stock

Our authorized capital stock also includes 5,000,000 shares of preferred stock, $.001 par value of which no shares were outstanding as of the date of this prospectus. Our articles of incorporation authorize a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Certificate of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; - redemption prices; conversion rights; and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Warrants And Options

We currently have warrants and options outstanding for 15,527,258 shares of common stock, which are exercisable at prices ranging from $0.10 per share to $2.00 per share.

Board Of Directors

Our bylaws, which were approved by the directors on March 6, 2001, provide that our board of directors shall consist of nine (9) directors that shall be divided into three classes. The authorized number of directors may from time to time be increased to not more than fifteen (15) or decreased to not less than three (3) by resolution of the board of directors. A single class of directors shall be elected each year at the annual meeting, and each director shall be elected to serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified, subject to any transition periods. This provision in our bylaws would delay, defer or prevent a change in control of Samaritan Pharmaceuticals. Our board of directors or stockholders may remove a director at any time, with or without cause.

Amendment Of Our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of more than eighty percent (80%) of our outstanding shares. Our bylaws also may be adopted, amended or repealed by our board of directors.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of Samaritan Pharmaceuticals, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of Samaritan Pharmaceuticals. This statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination", unless certain conditions are met. The statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having;
(1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

The transfer agent for the common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.


                         SHARES ELIGIBLE FOR FUTURE SALE


Upon completion of this offering, we will have 100,576,673 shares of common stock issued and outstanding. Of these shares, the 18,125,000 sold in this offering will not be deemed to be restricted shares under the Securities Act of 1933. As of September 26, 2003, 58,960,569 of these shares are deemed to be restricted shares under the Securities Act of 1933. The restricted shares will be eligible for sale pursuant to Rule 144 of the Securities Act at the expiration of the one-year holding period from their date of acquisition. The one-year holding period for some shares has ended.

Prior to this offering there has been a limited market for the common stock and no predictions can be made of the effect, if any, that market sales of restricted shares or the availability of restricted shares for sale will have on the market price of the shares if a market for the shares develops. Nevertheless, sales of substantial amounts of the restricted shares in the public market could adversely affect such market prices.

                                  LEGAL MATTERS

Legal matters in connection with the validity of the shares of common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart LLP, Miami, Florida.


                                     EXPERTS

Sherb & Co., LLP, independent certified public accountants, have audited our consolidated financial statements at December 31, 2002 and 2001 and for the two years then ended as set forth in their included report. Tabor & Co., LLP, independently certified public accountants, have audited our consolidated financial statements from January 1, 1997 to December 31, 1999 as set forth in its reports. We have included our consolidated financial statements in the registration statement, in reliance on their report giving their authority as an expert in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

Feldman Sherb & Co., P.C., a professional corporation of certified public accountants ("Feldman") was our independent accounting firm for the fiscal years ended December 31, 2001 and 2000 and the four month ten day period ended May 10, 2002. The report of Feldman on our 2001 and 2000 consolidated financial statements contained no adverse opinion, disclaimer of opinion or modification of the opinion except that their report on the 2001 financial statements contains an explanatory paragraph that states that "the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and as more fully described in Note 1, the Company anticipates that additional funding will be necessary to sustain the Company's operations through the year ending December 31, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

Feldman was merged into Grassi & Co., CPA's, P.C., ("Grassi") and the principal accountants who had been responsible for the Company's audit during the years ended December 31, 2001 and 2000 left and started their own firm called Sherb & Co., LLP ("Sherb"). As a result, on May 11, 2002, the Company dismissed Grassi and selected Sherb to serve as independent public accountants for the fiscal year 2002.

During the two most recent fiscal years and through May 10, 2002, Registrant has not consulted with Sherb regarding the application of accounting principles to a specific or contemplated transaction. Neither the Company nor anyone on its behalf consulted with Sherb regarding the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of a disagreement or event as defined at Item 304(a) (2) of Regulation S-B.

The decision to change accountants was recommended and approved by the board of directors of the Company. During the period from January 1, 1999 to May 10, 2002, and through the date hereof, there were no disagreements with Feldman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Feldman, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Company's financial statements as described on Item 304(a)(1)(iv)(A). In addition, there were no such events as described under Item 304(a) (1) (iv) (B) of Regulation S-B during such periods.

On September 24, 2002, the Company has provided Grassi, with a copy of the disclosures it is making herein in response to Item 304(a) of Regulation S-B, and has requested that Grassi provide its response letter, addressed to the United States Securities and Exchange Commission, pursuant to Item 304(a) (3) of Regulation S-B, stating whether it agrees with the statements made by the Company and, if not, stating the respects in which it does not agree. A copy of Grassi's letter is attached as an exhibit to Form 8-K filed on September 27, 2002.

                             ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                         ------------------------------


                                      INDEX
                                                                     Page Number
                                                                    -----------
INDEPENDENT AUDITORS' REPORT                                            F-2

INDEPENDENT AUDITORS' REPORT                                            F-3

INDEPENDENT AUDITORS' REPORT                                            F-4

CONSOLIDATED FINANCIAL STATEMENTS:


 Consolidated Balance Sheet as of December 31, 2002                     F-5

 Consolidated Statements of Operations for the years ended
 December 31, 2002 and 2001, the period from January 1, 1997 through December 31, 2002 and for the period from
 Inception (September 5,1994) to December 31, 2002 (unaudited)          F-6

 Consolidated Statements of Shareholders' Deficit for the
 years ended December 31, 2002 and 2001 and for the period from
 Inception (September 5,1994) to December 31, 2002 (unaudited)       F-7 - F-8

 Consolidated Statements of Cash Flows for the  years ended
 December 31, 2002 and 2001, the period from January 1, 1997 through December 31, 2002 and for the period from
 Inception (September 5,1994) to December 31, 2002 (unaudited)          F-9

 Notes to Financial Statements                                      F-10 - F-17


UNAUDITIED CONSOLIDATED FINANCIAL STATEMENTS

 Consolidated Balance Sheet as of June 30, 2003                         F-18

 Consolidated Statements of Operations for the Six Months
 Ended June 30, 2003 and 2002 and for the period from
 Inception (September 5,1994) to June 30, 2003                          F-19

 Consolidated Statements of Stockholders' Equity (Deficit)
 for the period from Inception September 5,1994 to
 June 30, 2003                                                      F-20 - F-21

 Consolidated Statements of Cash Flows for the Six Months
 Ended June 30, 2003 and 2002 and for the period from
 Inception (September 5,1994) to June 30, 2003                         F-22

 Notes to Interim Financial Statements                                 F-23

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders'
Samaritan Pharmaceuticals, Inc.



     We have audited the accompanying consolidated balance sheet of Samaritan Pharmaceuticals, Inc. (a development stage company) as of December 31, 2002 and the related consolidated statements of operations, shareholders' deficit and cash flows for the years ended December 31, 2002 and 2001 and for the period from January 1, 1997 through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, the consolidated financial position of Samaritan Pharmaceuticals, Inc. (a development stage company) as of December 31, 2002 and the consolidated results of its operations and its cash flows for the years ended December 31, 2002 and 2001 and for the period from January 1, 1997 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and as more fully described in Note 1, the Company anticipates that additional funding will be necessary to sustain the Company's operations through the year ending December 31, 2003. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


     The accompanying cumulative statements of operations, shareholders' deficit and cash flows regarding the period from inception (September 5, 1994) through December 31, 2002, include activity prior to our engagement as auditors upon which we or the predecessor auditor have not performed procedures. Therefore, we do not express an opinion on them.



                                                        /s/ Sherb & Co., LLP
                                                            Sherb & Co., LLP
                                                    Certified Public Accountants

New York, New York
April 9, 2003
                                       F-2

                         REPORT OF INDEPENDENT AUDITOR'S


To the Board of Directors
Steroidogenesis Inhibitors International, Inc.



     We have audited the accompanying consolidated balance sheets of Steroidogenesis Inhibitors International, Inc. (a development stage company), and subsidiary as of December 31, 1998, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for the years ended December 31, 1998 and 1997. All information included in these financial statements is the representation of the owners of the Company. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steroidogenesis Inhibitors International, Inc. and subsidiary as of December 31, 1998 and the results of its operations, and its cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

     The accompanying financial statemetns have been prepared assuming the Company will continue as a going concern. The Company is in the development stage and, as such, is dependent upon external financing in order to complete its development program. See Notes 1.a, 7.d. and 9. This raises substantial doubt about the Company's ability to continue as a going concern. These financial statemetns do not include any adjustments that might result from the outcome of this uncertainty.


     The accompanying, cumulative statements of operations, stockholders' equity (deficit) and cash flows regarding the period from inception (September 5, 1994) through December 31, 1998, include activity prior to our engagement as auditors upon which we have not perfomrd procedures. Therefore, we do not express an opinion on them.


                                                        /s/ Tabor & Co., P.C.
                                                            Tabor & Co., P.C.
                                                    Certified Public Accountants

Decatur, Georgia
March 26, 1999
                                       F-3

                         REPORT OF INDEPENDENT AUDITOR'S


To the Board of Directors
Steroidogenesis Inhibitors International, Inc.



     We have audited the accompanying consolidated balance sheets of Steroidogenesis Inhibitors International, Inc. (a development stage company), and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for the years ended December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998. All information included in these financial statements is the representation of the owners of the Company. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steroidogenesis Inhibitors International, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of its operations, and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

     The accompanying, cumulative statements of operations, stockholders' equity (deficit) and cash flows regarding the period from inception (September 5, 1994) through December 31, 1999, include activity prior to our engagement as auditors upon which we have not perfomrd procedures. Therefore, we do not express an opinion on them.

                                                        /s/ Tabor & Co., P.C.
                                                            Tabor & Co., P.C.
                                                    Certified Public Accountants

Decatur, Georgia
March 6, 2000

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                December 31, 2002

                                     ASSETS

CURRENT ASSETS:
       Cash                                                  $          357,826
       Prepaid expenses                                                   3,000
                                                             -------------------
            TOTAL CURRENT ASSETS                                        360,826
                                                             -------------------
PROPERTY AND EQUIPMENT                                                   35,205
                                                             -------------------
OTHER ASSETS:
       Patent registration costs                                        197,366
       Purchased technology rights                                       52,671
       Deposits                                                          15,720
                                                             -------------------
            TOTAL OTHER ASSETS                                          265,757
                                                             -------------------
                                                             $          661,788
                                                             ===================

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
       Accounts payable                                      $          465,313
       Accrued expenses                                                 724,675
       Short-term borrowings                                            156,955
                                                             -------------------
            TOTAL CURRENT LIABILITIES                                 1,346,943
                                                             -------------------
DEFERRED REVENUE                                                        250,000
                                                             -------------------

SHAREHOLDERS'  DEFICIT:
       Common stock, 100,000,000 shares authorized at $.001
            par value, 64,549,908 issued and outstanding                 64,550
       Additional paid-in capital                                    16,794,240
       Accumulated deficit during development stage                 (17,793,945)
                                                             -------------------
            TOTAL SHAREHOLDERS' DEFICIT                                (935,155)
                                                             -------------------
                                                             $          661,788
                                                             ===================






        See accompanying notes to the consolidated financial statements.

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             FROM INCEPTION (SEPTEMBER 5, 1994) TO DECEMBER 31, 2002
               AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001







                                                           From
                                                         Inception            From
                                                        (09/05/94)         January 1, 1997                    December 31
                                                            To                  To                ---------------------------------
                                                     December 31, 2002    December 31, 2002            2002              2001
                                                    --------------------  -------------------     ---------------   ---------------
                                                        (Unaudited)



REVENUES:                                         $              50,000 $             50,000    $       -         $       -
                                                    --------------------  -------------------     ---------------   ---------------
EXPENSES:

Research & development                                        3,901,341            3,819,170           1,097,248         1,068,902
Interest, net                                                    43,672               43,672              20,307             9,420
General & administrative                                     12,939,872           10,872,711           2,419,215         2,623,148
Depreciation and amortization                                 1,096,840            1,093,329             520,383           516,116
Forgiveness of debt                                            (137,780)            (137,780)                             (137,780)
                                                    --------------------  -------------------     ---------------   ---------------
                                                             17,843,945           15,691,102           4,057,153         4,079,806
                                                    --------------------  -------------------     ---------------   ---------------
NET LOSS                                          $         (17,793,945)$        (15,641,102)   $     (4,057,153) $     (4,079,806)
                                                    ====================  ===================     ===============   ===============

Loss per share, basic & diluted:                $                 (1.09)$              (0.76)$             (0.08)$           (0.17)
                                                    ====================  ===================     ===============   ===============

Weighted average number of shares outstanding:

     Basic & diluted                                         16,324,613           20,514,089          50,788,659        24,467,817
                                                    ====================  ===================     ===============   ===============



         See accompanying notes to the consolidated financial statements

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

             FROM INCEPTION (SEPTEMBER 5, 1994) TO DECEMBER 31, 2002



                                      Number    Par Value  Reserved     Additional                                          Total
                                        of       Common       for        Paid in                 Deferred  Accumulated Shareholders'
                                     Shares      Stock     Conversion    Capital     Warrants   Compensation   Deficit    Deficit
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
Inception at September 5, 1994
 (unaudited)                               -  $       -  $         -  $         - $        -  $        - $          -   $         -
Shares issued for cash, net of
 offering costs (unaudited)        6,085,386        609            -      635,481          -           -            -       636,090
Warrants issued for cash (unaudited)       -          -            -            -      5,000           -            -         5,000
Shares issued as compensation
 for services (unaudited)            714,500         71            -    1,428,929          -           -            -     1,429,000

Net loss (unaudited)                       -          -            -            -          -           -    (2,152,843)  (2,152,843)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 1996 (unaudited)      6,799,886        680            -    2,064,410      5,000           -    (2,152,843)     (82,753)

Issuance of stock, prior to
 acquisition                         206,350         21            -      371,134          -           -            -       371,155
Acquisition of subsidiary for
 stock                             1,503,000        150            -       46,545          -           -            -        46,695


Shares of parent redeemed,
 par value $.001                  (8,509,236)      (851)           -          851          -           -            -             -
Shares of public subsidiary
 issued, par value $.001           7,689,690      7,690          820       (8,510)         -           -            -             -

Net loss                                   -          -            -            -          -           -     (979,635)     (979,635)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------

December 31, 1997                  7,689,690      7,690          820    2,474,430      5,000           -    (3,132,478)    (644,538)

Conversion of parent's shares        696,022        696         (696)           -          -           -            -             -
Shares issued for cash, net of
 offering costs                      693,500        694            -      605,185          -           -            -       605,879
Shares issued in cancellation
 of debt                             525,000        525            -      524,475          -           -            -       525,000
Shares issued as compensation        400,000        400            -      349,600          -           -            -       350,000

Net loss                                   -          -            -            -          -           -    (1,009,945)  (1,009,945)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 1998                 10,004,212     10,005          124    3,953,690      5,000           -    (4,142,423)    (173,604)

Conversion of parent's shares         13,000         13          (13)           -          -           -            -             -
Shares issued in cancellation
 of debt                              30,000         30            -       29,970          -           -            -        30,000
Shares issued for cash, net
 of offering costs                    45,000         45            -       41,367          -           -            -        41,412
Shares issued as compensation      3,569,250      3,569            -      462,113          -           -            -       465,682
Detachable warrants issued                 -          -            -            -    152,125           -            -       152,125
Detachable warrants exercised        100,000        100            -      148,900   (149,000)          -            -             -
Debentures converted to stock      1,682,447      1,682            -      640,438          -           -            -       642,120

Net loss                                   -          -            -            -          -           -    (1,671,255)  (1,671,255)
                                   -----------   --------   ----------   ---------- ----------- ------------ -----------  ----------

December 31, 1999                 15,443,909     15,444          111    5,276,478      8,125           -    (5,813,678)    (513,520)

        See accompanying notes to the consolidated financial statements.

                                       F-7

Conversion of parent's shares        128,954        129         (111)         (18)         -           -            -             -
Shares issued for cash, net
 of offering costs                 1,575,192      1,575            -      858,460          -           -            -       860,035
Shares issued in cancellation
 of debt                             875,000        875            -      660,919          -           -            -       661,794
Shares issued in cancellation
 of accounts payable                 100,000        100            -       31,165          -           -            -        31,265
Shares issued as compensation      3,372,945      3,373            -    2,555,094          -    (759,560)           -     1,798,907
Warrants exercised                    38,807         39            -        3,086     (3,125)          -            -             -
Warrants expired                           -          -            -        5,000     (5,000)          -            -             -

Net loss                                   -          -            -            -          -           -    (3,843,308)  (3,843,308)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------

December 31, 2000                 21,534,807     21,535            -    9,390,184          -    (759,560)   (9,656,986)  (1,004,827)

Shares issued for cash, net
 of offering costs                 6,497,088      6,497            -    1,257,758          -           -            -     1,264,255
Shares issued as compensation      9,162,197      9,162            -    1,558,599          -    (230,512)           -     1,337,249
Shares issued on previously
 purchased shares                    342,607        342            -      188,208          -           -            -       188,550
Shares issued in cancellation
 of accounts payable                 200,000        200            -       68,880          -           -            -        69,080
Amortization of deferred
 compensation                              -          -            -            -          -     495,036            -       495,036
Stock options issued for services          -          -            -      439,544          -           -            -       439,544

Net loss                                   -          -            -            -          -           -    (4,079,806)  (4,079,806)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 2001                 37,736,699     37,736            -   12,903,173          -    (495,036)  (13,736,792)  (1,290,919)

Shares issued for cash, net
 of offering costs                18,657,500     18,658            -    2,077,641          -           -             -    2,096,299
Shares issued as compensation      3,840,525      3,841            -    1,044,185          -           -             -    1,048,026
Shares issued on previously
 purchased shares                     50,000         50            -        4,950          -           -             -        5,000
Shares issued in cancellation
 of accounts payable               4,265,184      4,265            -      539,291          -           -             -      543,556
Amortization of deferred
 compensation                              -          -            -            -          -     495,036             -      495,036
Stock options issued for servies           -          -            -      225,000          -           -             -      225,000
Net loss                                   -          -            -            -          -           -    (4,057,153)  (4,057,153)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 2002                 64,549,908  $  64,550  $         -  $16,794,240 $        -  $        -  $(17,793,945) $  (935,155)
                                  ===========   ========   ==========   ========== =========== ============ ===========  ===========


        See accompanying notes to the consolidated financial statements.

                         SAMARITAN PHARMACEUTICALS, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FROM INCEPTION (SEPTEMBER 5, 1994) AND FOR THE YEARS
                        ENDED DECEMBER 31, 2002 AND 2001







                                                                From
                                                               Inception             From
                                                         (September 5, 1994)    January 1, 1997               December 31,
                                                                 To                   To             ------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                      DECEMBER 31, 2002    December 31, 2002        2002            2001
                                                           -----------------   ------------------       -----           -----



Net loss                                               $        (17,793,945)  $       (15,641,102) $    (4,057,153) $   (4,079,806)
Adjustments to reconcile net loss to net cash used in                     -
    operating activities:                                                 -
        Depreciation and amortization                               105,839               102,355           25,347          21,080
        Expenses paid through issuance of stock                   6,475,364             5,046,364        1,048,026       1,337,249
        Stock options issued for services                           664,544               664,544          225,000         439,544
        Amortization of deferred compensation                       990,072               990,072          495,036         495,036
(Increase) decrease in assets:
        Prepaids and other current assets                           (16,241)              (21,042)          17,284         (18,000)
Increase (decrease) in liabilities:
        Deferred revenue                                            250,000                50,000                -               -
        Accounts payable and accrued expenses                     1,735,600             1,706,326          221,440         452,496
                                                        -------------------    ------------------   --------------   -------------
NET CASH USED IN OPERATING ACTIVITIES                            (7,588,767)           (7,102,483)      (2,025,020)     (1,352,401)
                                                         -------------------    ------------------   --------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of technology                                             (108,969)              (13,492)               -               -
Purchase of furniture and equipment                                 (84,745)              (71,908)         (19,676)              -
Patent registration costs                                          (206,785)             (181,919)          (1,700)       (115,006)
                                                         -------------------    ------------------   --------------   -------------

NET CASH USED IN INVESTING ACTIVITIES                              (400,499)             (267,319)         (21,376)       (115,006)
                                                         -------------------    ------------------   --------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants                                              157,125               157,125                -               -
Proceeds from debentures                                            642,120               642,120                -               -
Proceeds from stock issued for cash                               5,883,913             5,242,823        2,105,087       1,264,255
Common stock to be issued                                           193,550               193,550                -           5,000
Offering costs                                                      (11,071)              (11,071)          (8,787)         (1,234)
Short-term loan repayments                                         (131,467)             (131,467)        (131,467)
Short-term loan proceeds                                          1,612,922             1,612,922          135,022         315,900
                                                         -------------------    ------------------   --------------   -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                         8,347,092             7,706,002        2,099,855       1,583,921
                                                         -------------------    ------------------   --------------   -------------

CHANGE IN CASH                                                      357,826               336,200           53,459         116,514
CASH AT BEGINNING OF PERIOD                                               -                21,626          304,367         187,853
                                                         -------------------    ------------------   --------------   -------------

CASH AT END OF PERIOD                                  $            357,826   $           357,826  $       357,826  $      304,367
                                                         ===================    ==================   ==============   =============

NON-CASH FINANCING & INVESTING ACTIVITIES:

Purchase of net, non-cash assets of  subsidiary
     for stock                                         $                195                   195  $             -  $            -
Short-term debt and accounts payable retired through
     issuance of stock                                 $          2,433,735             2,433,735  $       543,556  $       69,080
Issuance of common stock, previously subscribed        $              5,000                 5,000  $         5,000  $      188,550




         See accompanying notes to the consolidated financial statements

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



A. The Company Samaritan Pharmaceuticals, Inc. (sometimes the "Company" or "Samaritan") was formed in September 1994 and became public in October 1997. It was named Samaritan Pharmaceuticals in April 2001 to reflect a change in the charter and strategic focus of its business.

Samaritan Pharmaceuticals is an emerging product-driven biopharmaceuticals company. Samaritan is dedicated to saving lives by focusing on the development of unique therapeutic products for Alzheimer's, Aging Related Disorders, Cancer, Cholesterol Reduction, HIV, and Parkinson's disease. Samaritan has an emerging pipeline, with one drug candidate Anticort completing Phase II, two Predictive Medicine Diagnostics and several preclinical drug candidates. Samaritan's collaboration with Georgetown University is designed to accelerate discovery and the development of new products through the "proof of concept" phase and expand Samaritan's intellectual property coverage for proven drug candidates.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss since inception of $17,793,945. As such, the financial statements reflect recurring losses, working capital deficiencies, negative cash flows from operating activities, and adverse key financial ratios. The Company is dependent upon outside capital to continue in existence and to achieve profitable operations.

Management's plans for dealing with the adverse effects of the conditions cited above is to raise working capital through equity financing arrangements and private placements.

Furthermore, management notes that many expenditures can be deferred until funds are available to continue development. While such a strategy would not be preferred due to a competitive market, management is willing to pursue it if necessary.

         B. Basis of Consolidation

The accompanying financial statements include the accounts of the Company and its subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

         C. Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight line method over the estimated useful lives of the assets.

         D.  Intangibles

1) Legal fees associated with filing patents are recorded at cost. Amortization, once the patent is approved, will be calculated using the straight-line method, over the estimated useful lives of the patents. Because a substantial amount of patents were not approved at December 31, 2002, no amortization was recorded for 2002 and 2001. The Company has 1 issued U.S. patent and had 8 pending patent applications in the U.S. to protect its proprietary methods and processes. The Company also filed corresponding foreign patent applications for certain of these U.S. patent applications. As of July 22, 2003, its patent portfolio outside the U.S. comprised of no issued patents and over 8 pending patent applications. The issued U.S. patent and pending patent application relate to Alzheimer's, Cancer, Cardiovascular, and HIV indications and is based on balancing and modulating the stress hormone cortisol, counteracting cortisol's neurodegenerative and immunosuppressive properties. The patent on PROCAINE issued on September 1990, and expires in September 2008 but patent term extensions under the Hatch-Waxman Act may be available to Samaritan for the lost opportunity to market and sell the invention during the regulatory review process.

The Company reviews patents costs for impairment by compairng the carrying value of the patents with the fair value. Fair value is estimated using the present value of expected future cash flows. The Company believes it will recover the full amount of the patent costs based on forecasts of sales of the products related to the patents.

2) Purchased technology rights are recorded at cost and are being amortized using the straight line method over the estimated useful life of the technology. Amortization was approximately $10,896 and $10,896 for the years ended December 31, 2002 and 2001. Accumulated amortization at December 31,2002 was $56,298.

         E. Earnings (loss) per share

The Company reports loss per common share in accordance with Statement of Financial Accounting Standards ("SFAS") no. 128, "Earnings Per Share." Generally, the per share effects of potential common shares such as warrants, options, convertible debt and convertible preferred stock have not been included, as the effect would be antidilutive.


         F. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         G. Income Taxes

Pursuant to Statement of Financial Accounting Standards No. 109 ("SFAS 109") "Accounting for Income Taxes", the Company accounts for income taxes under the liability method. Under the liability method, a deferred tax asset or liability is determined based upon the tax effect of the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted rates which will be in effect when these differences reverse.

         H. Research and Development Costs

Research and development costs are expensed when incurred.

         I. Impairment of Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets related to those on a quarterly basis for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2002, the Company does not believe that any impairment has occurred.

         J.  Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107 "Disclosures about Fair Value of Financial Instruments" (SFAS 107) requires the disclosure of fair value information about financial instruments whether or not recognized on the balance sheet, for which it is practicable to estimate the value. Where quoted market prices are not readily available, fair values are based on quoted market prices of comparable instruments. The carrying amount of cash, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments.

             K. Stock Based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

         L. New Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on the Company's consolidated financial statements.

In July 2002, the FASB issued Statement No. 146 (SFAS 146), "Accounting for Costs Associated with Exit or Disposal Activities." This Standard supercedes the accounting guidance provided by Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity" (including "Certain Costs Incurred in a Restructuring"). SFAS No. 146 requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company is currently evaluating this Standard.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an Amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company does not currently intend to adopt the fair value based method of measuring compensation associated with stock awards and grants. As a consequence of continuing to utilize the intrinsic value method of measuring such compensation, the Company will be required to provide additional disclosures in its quarterly financial statements which will reflect the impact on net income and earnings per share on a pro forma basis as if the Company had applied the fair value method to stock-based employee compensation.

2. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following as of December 31, 2002:

                                       Estimated Useful Life
                                            (Years)
                                       -----------------------
          Furniture and Fixtures              5-7                   $ 84,745
          Accumulated depreciation                                   (49,540)
                                                                  -------------
                                                                        $ 35,205
                                                                  =============
3. SHORT-TERM BORROWINGS

On October 5, 2001 the Company issued a note for $237,302. The note is payable on demand and bears interest at 12% per annum. The note had a balance of $120,834 at December 31, 2002.

At December 31, 2002 the Company had an amount due to an entity for $36,121. This loan is unsecured, due on demand and does not accrue interest.

4. DEFERRED REVENUE

Steroidogenesis Inhibitors, Inc, (S.I.), a subsidiary of Samaritan Pharmaceuticals, received $250,000 from Steroidogenesis Inhibitors Canada, Inc., (SI- Canada) for a licensing agreement that is not valid. S.I. also has notified S.I. Canada to discontinue conducting any business to the extent it in involves using the technology purported to be licensed under the agreement. Samaritan has sent notice of the invalidity of the licensing agreement to S.I.- Canada. To date, no response has been received from S.I. Canada to the confirm the invalidity of the licensing agreement between S.I. and S.I. Canada.


5. SHAREHOLDERS' DEFICIT

On April 24, 2001, the Company amended its articles of incorporation to increase the authorized number of shares to 100 million and to authorize a class of 5 million shares of preferred stock.

         A. Stock Option Plan

The Company has a stock option plan (Samaritan Pharmaceuticals 2001 Stock Option
Plan). There were 5,074,858 options granted and 2,586,192 options remaining pursuant to the plan as of December 31, 2002.

B Options Outstanding

The following table summarizes the Company's stock options outstanding at December 31, 2002:

                                                                        Weighted
                                                                         Average
                                                  Shares          Exercise Price
                                                 ------------   --------------
Outstanding and exercisable at
 December 31, 2000                                       -           $  -

Granted                                           5,418,615            .55

Exercised and expired                                     -              -

Outstanding and exercisable at
 December 31, 2001                              ---------------  ---------------
                                                  5,418,615            .55

Granted                                           5,317,841            .20

Expired                                          (1,742,248)         (1.05)
                                                ---------------  ---------------
Outstanding and exercisable at
 December 31, 2002                                8,994,208          $ .25
                                                ===============  ===============

The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock options including those options /warrants issued to officers under their employment agreement. Options issued for guaranteed annual incentive options under employment agreements are valued on the date of grant. As a result compensation expense of $225,000 has been recognized for employee and director stock options for the year ended December 31, 2002.. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been reported as follows:


                                                  December 31,
                                              2002           2001
                                         -------------   -------------
Net Loss:

            As reported                      $ (4,057,153)   $ (4,079,806)
            Pro Forma                        $ (4,924,153)   $ (4,407,806)

Basic and diluted loss per common share:
            As reported                      $      (0.08)   $      (0.17)
            Pro Forma                        $      (0.10)   $      (0.18)

The Company utilizes the Black-Scholes option-pricing model to calculate the fair value of each individual issuance of options with the following assumptions used for grants during the year ended December 31, 2002 and 2001. The per-share weighted average fair value of stock options granted during 2002 was $0.18 on the date of grant using the Black Scholes pricing model and the following assumptions for the year ended December 31, 2002:

                    Expected dividend yield            0%
                    Risk-free interest rate          5.0%
                    Annualized volatility            150%

At December 31, 2002 the range of exercise price for all of the Company's outstanding stock options was $.10-$3.50, with an average remaining life of 6.3 years and an average exercise price of $.25.

         C. Stock as compensation and settlement of debt

The Company issues stock as compensation for services and supplies, valuing such issues premised upon the fair market value of the stock or the services, whichever is more clearly determinable.


During the year ended December 31, 2001, the Company issued an aggregate of 9,162,917 shares of common stock in consideration of services rendered or to be rendered to the Company and accrued salaries. Shares issued for accrued salaries under employment agreements for the officers are valued at the intrinsic value applied in accordance with APB No. 25 on the date of grant. Such shares were valued at an aggregate of $1,567,761 ranging from $.29-$.50 per share, The issuances were recorded as $230,512 of deferred compensation and the balance of $1,337,249 as non-cash compensation expense. During the year ended December 31, 2001 the Company exchanged 542,607 shares of the Company's common stock in settlement of indebtedness.


During the year ended December 31, 2002, the Company issued an aggregate of 3,840,525 shares of common stock in consideration of services rendered or to be rendered to the Company and accrued salaries. Such shares were valued at an aggregate of $1,048,026 ranging from $.17-$.25 per share. The issuances were recorded as non-cash compensation expense. During the year ended December 31, 2002 the Company exchanged 4,265,184 shares of the Company's common stock in settlement of accounts payable.


6. INCOME TAXES

The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company has net operating loss at December 31, 2002 of approximately $14,000,000 expiring through 2017.

Deferred income tax assets as of December 31, 2002 of $4,700,000 as a result of net operating losses, have been fully offset by valuation allowances. The valuation allowances have been established equal to the full amounts of the deferred tax assets, as the Company is not assured that it is more likely than not that these benefits will be realized.

A reconciliation of the statutory U.S. Federal rate and effective rates is as follows:

                                             Years Ended December 31,
                                             ------------------------
                                              2002             2001
                                             -------          ------

Tax Benefit Computed at Statutory Rates       (35%)            (35%)
Income Tax Benefit Not Utilized                35%              35%
                                             -------          ------
Net Income Tax Benefit                          -                -
                                             =======          ======

7. COMMITMENTS AND CONTINGENCIES

A. The Company leases various facilities under operating lease agreements expiring through April 2005. Rental expense for the year ended December 31, 2002 was $38,769. Future minimum annual lease payments under the facilities lease agreements for agreements lasting more than one year are as follows:

                                  2003 $ 32,080
                                  2004 $ 33,040
                                  2005 $ 11,120

B. On June 8, 2001 the Company signed a seven year research collaboration and licensing agreement with Georgetown University ("Georgetown"). The agreement commenced July 1, 2001 and terminates June 30, 2008. As consideration for Georgetown's performance under this Agreement the Company shall pay Georgetown $650,000 per year in quarterly installments commencing with the quarter ended September 30, 2001. As of December 31, 2002 the Company has incurred costs of $990,322 which has been recorded as research and development expense in the Company's financial statements.

C. The Company has entered into employment agreements with three officers. Two agreements started January 1, 2001 and the third commenced April 1, 2001. Two agreements are for five years and one agreement is for two years with annual compensation for all three at $780,000 with an annual increase not less than 5% per year. Each officer at his option can receive payment in Company common stock calculated at the lowest closing price of the stock quoted for the period for which the salary has been earned divided by the current discount rate for restricted stock offered by the Company.

Each officer is entitled to a bonus payable in ten year warrants based on a calculation of the Company's market capitalization. In addition each officer is guaranteed annual incentive stock options of the greater of 250,000 or a percentage of the issued and outstanding shares on the anniversary date of the agreement. The percentage ranges from 1% to 4%. Such options vest 25% each quarter and are priced at the lowest closing price of the Company's common stock in the quarter preceding the grant. The options terminate after ten years.

8.         LITIGATION

Samaritan, from time to time, is involved in various legal proceedings in the ordinary course of our business and are currently executing a settlement agreement signed by all parties to resolve previously reported pending lawsuits. Samaritan believes, based on the settlement agreement, that the resolution of any currently pending legal proceedings, either individually or taken as a whole, will not have a material adverse effect on its business, financial condition or results of operations.

9. FUSION TRANSACTION

On November 13, 2000, Samaritan entered into a stock purchase agreement with Fusion Capital Fund II, LLC, ("Fusion") pursuant to which Fusion Capital agreed to purchase up to $10 million of the Company's common stock over a 25 month period from January 17, 2001, which period may be extended an additional three months at the Company's discretion. Subject to the limits on purchase and the termination rights described below during each month, Fusion Capital shall purchase up to $400,000 of the Company's common stock. The obligation of Fusion Capital to purchase each month is subject to customary conditions, all of which are outside the control of Fusion Capital as well as the Company's right to suspend purchases described below. At such time as Fusion Capital purchases $10,000,000 of the Company's common stock, the Company, at its discretion, may elect to enter into an additional $10,000,000 common stock purchase agreement. This amount may be increased or decreased by Samaritan. The selling price per share is equal to the lowest of (a) the lowest sale price of the common stock on the day of submission of a purchase notice by Fusion Capital; or (b) the average of the three lowest closing sale prices of the common stock during the 15 trading days prior to the date of submission of a purchase notice by Fusion Capital; or (c) $20.00. As of January, 2000, the Company elected to enter into such additional $10,000,000 for a total of $20,000,000. The selling price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the 15 trading days in which the closing sale price is used to compute the purchase price. Notwithstanding the foregoing, Fusion Capital may not purchase shares of common stock under the stock purchase agreement if Fusion Capital or its affiliates would beneficially own more than 4.99% of the then aggregate outstanding common stock immediately after the proposed purchase.

If the closing sale price of the Company's common stock is below $20.00, the Company has the unconditional right to suspend purchases until the earlier of
(1) our revocation of such suspension and (2) such time as the sale price of our common stock is above $20.00.

If the closing sales price of the Company's common stock on each of the five trading days immediately prior to the first trading day of any monthly period is at least $5.00, the Company has the right to require that Fusion purchase all or a portion of the remaining amount of the stock purchase agreement during the next two monthly periods. If the closing sale price of the Company's common stock is below $20.00 for any 10 consecutive trading days, then the Company may elect to terminate the stock purchase agreement without any liability or payment to Fusion.

Under the terms of the stock purchase agreement, Fusion Capital received 1,054,945 shares of common stock on November 6, 2000.

In connection with this agreement, the Company agreed to pay to consultants 200,000 warrants exercisable for the Company's common stock. The warrants were issuable upon the initial funding by Fusion.

During the year ended December 31, 2002 pursuant to the agreement, Fusion purchased 5,170,000 shares for $756,337. At December 31, 2002, Fusion had advanced additional funds of $162,500 to be repaid through additional issuances subsequent to year end. The amount advanced is reflected as short-term borrowings in the accompanying financial statements.

10. RISKS AND UNCERTAINTIES

Marketability of the product is dependent, among other things, upon securing additional capital to successfully complete the clinical testing of the product, securing FDA approval, and procurement of viable patents.

                         SAMARITAN PHARMACEUTICALS, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED, BALANCE SHEET
                                   (UNAUDITED)
                                  June 30, 2003

                                     ASSETS

CURRENT ASSETS:
Cash                                                       $            295,904
Prepaid expense                                                           8,040
                                                             -------------------
TOTAL CURRENT ASSETS                                                    303,944
                                                             -------------------

PROPERTY AND EQUIPMENT                                                   33,453

OTHER ASSETS:
Patent registration costs                                               200,339
Purchased  technology rights                                             47,223
Deposits                                                                 15,720
                                                             -------------------
                                                                         263,282
                                                             -------------------

TOTAL ASSETS                                               $            600,679
                                                             ===================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable                                           $            241,612
Accrued expenses                                                        278,926
Common stock to be issued                                               116,000
Short-term borrowings                                                   179,392
                                                             -------------------
TOTAL CURRENT LIABILITIES                                               815,930
                                                             -------------------

DEFERRED REVENUE                                                        250,000
                                                             -------------------

STOCKHOLDERS' DEFICIT:
Common stock, 200,000,000 share authorized at $.001
     par value,  82,225,012 issued and outstanding                       82,225
Additional paid-in capital                                           18,729,129
Deferred compensation                                                  (437,500)
Accumulated deficit                                                 (18,839,105)
                                                             -------------------
TOTAL STOCKHOLDERS' DEFICIT                                            (465,251)
                                                             -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                 $           600,679
                                                             ===================




  See accompanying notes to the consolidated financial statements (unaudited).

                         SAMARITAN PHARMACEUTICALS, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)





                                              From
                                            Inception                    For the Six                     For the Three
                                       (September 5, 1994)          Months Ended June 30,          Months Ended June 30,
                                               To             -------------------------------   --------------------------
                                         June 30, 2003            2003             2002             2003            2002
                                      -------------------    -------------   ---------------   --------------   ------------

 REVENUES:                          $             50,000   $            -  $              -  $             -  $           -
                                      -------------------    -------------   ---------------   --------------   ------------


 EXPENSES:

 Research and development                      4,288,036          386,695           329,199          199,000        168,186
 Interest                                         49,760            6,088            11,740            2,141          5,371
 General and administrative                   13,829,823          889,951         1,041,697          449,953        511,369
 Forgiveness of debt                            (137,780)               -                 -                -              -
 Depreciation and amortization                 1,109,514           12,674            10,540            6,337          5,270
                                      -------------------    -------------   ---------------   --------------   ------------
                                              19,139,353        1,295,408         1,393,176          657,431        690,196
                                      -------------------    -------------   ---------------   --------------   ------------

 NET INCOME (LOSS)                  $        (19,089,353)  $   (1,295,408) $     (1,393,176) $      (657,431) $    (690,196)
                                      ===================    =============   ===============   ==============   ============




 Loss per share, basic & diluted:  $          (0.98)         $     (0.02) $          (0.03) $         (0.01) $       (0.02)
                                      -------------------    -------------   ---------------   --------------   ------------

       Basic and diluted           $           0.00          $     (0.02) $          (0.03) $         (0.01) $       (0.02)
                                      ===================    =============   ===============   ==============   ============

 Weighted average number of shares outstanding:

       Basic and diluted                      19,396,237       70,589,969        42,748,802       75,939,791     44,970,271
                                      ===================    =============   ===============   ==============   ============



        See accompanying notes to the consolidated financial statements.

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

             FROM INCEPTION (SEPTEMBER 5, 1994) TO JUNE 30, 2003


                                      Number    Par Value  Reserved     Additional                                          Total
                                        of       Common       for        Paid in                 Deferred  Accumulated Shareholders'
                                     Shares      Stock     Conversion    Capital     Warrants   Compensation   Deficit    Deficit
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
Inception at September 5, 1994             -  $       -  $         -  $         - $        -  $        - $          -   $         -

Shares issued for cash, net of
 offering costs                    6,085,386        609            -      635,481          -           -            -       636,090
Warrants issued for cash                   -          -            -            -      5,000           -            -         5,000
Shares issued as compensation
 for services                        714,500         71            -    1,428,929          -           -            -     1,429,000

Net loss                                   -          -            -            -          -           -    (2,152,843)  (2,152,843)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 1996                  6,799,886        680            -    2,064,410      5,000           -    (2,152,843)     (82,753)

Issuance of stock, prior to
 acquisition                         206,350         21            -      371,134          -           -            -       371,155
Acquisition of subsidiary for
 stock                             1,503,000        150            -       46,545          -           -            -        46,695


Shares of parent redeemed,
 par value $.001                  (8,509,236)      (851)           -          851          -           -            -             -
Shares of public subsidiary
 issued, par value $.001           7,689,690      7,690          820       (8,510)         -           -            -             -

Net loss                                   -          -            -            -          -           -     (979,635)     (979,635)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------

December 31, 1997                  7,689,690      7,690          820    2,474,430      5,000           -    (3,132,478)    (644,538)

Conversion of parent's shares        696,022        696         (696)           -          -           -            -             -
Shares issued for cash, net of
 offering costs                      693,500        694            -      605,185          -           -            -       605,879
Shares issued in cancellation
 of debt                             525,000        525            -      524,475          -           -            -       525,000
Shares issued as compensation        400,000        400            -      349,600          -           -            -       350,000

Net loss                                   -          -            -            -          -           -    (1,009,945)  (1,009,945)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 1998                 10,004,212     10,005          124    3,953,690      5,000           -    (4,142,423)    (173,604)

Conversion of parent's shares         13,000         13          (13)           -          -           -            -             -
Shares issued in cancellation
 of debt                              30,000         30            -       29,970          -           -            -        30,000
Shares issued for cash, net
 of offering costs                    45,000         45            -       41,367          -           -            -        41,412
Shares issued as compensation      3,569,250      3,569            -      462,113          -           -            -       465,682
Detachable warrants issued                 -          -            -            -    152,125           -            -       152,125
Detachable warrants exercised        100,000        100            -      148,900   (149,000)          -            -             -
Debentures converted to stock      1,682,447      1,682            -      640,438          -           -            -       642,120

Net loss                                   -          -            -            -          -           -    (1,671,255)  (1,671,255)
                                   -----------   --------   ----------   ---------- ----------- ------------ -----------  ----------

December 31, 1999                 15,443,909     15,444          111    5,276,478      8,125           -    (5,813,678)    (513,520)


        See accompanying notes to the consolidated financial statements.

                                      F-20

Conversion of parent's shares        128,954        129         (111)         (18)         -           -            -             -
Shares issued for cash, net
 of offering costs                 1,575,192      1,575            -      858,460          -           -            -       860,035
Shares issued in cancellation
 of debt                             875,000        875            -      660,919          -           -            -       661,794
Shares issued in cancellation
 of accounts payable                 100,000        100            -       31,165          -           -            -        31,265
Shares issued as compensation      3,372,945      3,373            -    2,555,094          -    (759,560)           -     1,798,907
Warrants exercised                    38,807         39            -        3,086     (3,125)          -            -             -
Warrants expired                           -          -            -        5,000     (5,000)          -            -             -

Net loss                                   -          -            -            -          -           -    (3,843,308)  (3,843,308)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------

December 31, 2000                 21,534,807     21,535            -    9,390,184          -    (759,560)   (9,656,986)  (1,004,827)

Shares issued for cash, net
 of offering costs                 6,497,088      6,497            -    1,257,758          -           -            -     1,264,255
Shares issued as compensation      9,162,197      9,162            -    1,558,599          -    (230,512)           -     1,337,249
Shares issued on previously
 purchased shares                    342,607        342            -      188,208          -           -            -       188,550
Shares issued in cancellation
 of accounts payable                 200,000        200            -       68,880          -           -            -        69,080
Amortization of deferred
 compensation                              -          -            -            -          -     495,036            -       495,036
Stock options issued for services          -          -            -      439,544          -           -            -       439,544

Net loss                                   -          -            -            -          -           -    (4,079,806)  (4,079,806)

                         SAMARITAN PHARMACEUTICALS, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)




                                                                                From                     For the Six Months
                                                                             Inception                          Ended
                                                                         (September 5, 1994)                 June 30,
                                                                              To June 30,       ------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                       June 30, 2003              2003                2002
                                                                        --------------------          -----               -----

Net loss                                                              $          (19,089,353) $       (1,295,408) $      (1,393,176)
Adjustments to reconcile net loss to net cash used in
    operating activities:
               Depreciation and amortization                                       1,171,085              75,174            258,058
               Expenses paid through issuance of stock                             6,487,304              11,940            160,652
               Stock options issued for services                                     664,544                   -                  -
(Increase) decrease in assets:
               Prepaids and other current assets                                     (21,281)             (5,040)            13,352
Increase (decrease) in liabilities:
               Deferred revenue                                                      250,000                   -                  -
               Accounts payable and accrued expenses                               1,801,282              65,682           (143,715)
                                                                        --------------------   -----------------   -----------------

NET CASH USED IN OPERATING ACTIVITIES                                             (8,736,419)         (1,147,652)        (1,104,829)
                                                                        ---------------------   -----------------   ----------------


CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of technology                                                              (108,969)                  0                  0
Purchase of furniture and equipment                                                  (90,219)             (5,474)                 0
Patent registration costs                                                           (209,758)             (2,973)           (15,700)
                                                                        ---------------------   -----------------   ----------------

NET CASH USED IN INVESTING ACTIVITIES                                               (408,946)             (8,447)           (15,700)
                                                                        ---------------------   -----------------   ----------------


CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants                                                               157,125                   -                  -
Proceeds from debentures                                                             642,120                   -                  -
Proceeds from stock sales                                                          6,839,653             955,740            762,305
Common stock to be issued                                                            309,550             116,000            121,000
Offering costs                                                                       (11,071)                  -                  -
Short-term loan repayments                                                          (271,530)           (140,063)           (66,513)
Short-term loan proceeds                                                           1,775,422             162,500            212,500
                                                                        ---------------------   -----------------   ----------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                          9,441,269           1,094,177          1,029,292
                                                                        ---------------------   -----------------   ----------------

CHANGE IN CASH                                                                       295,904             (61,922)           (91,237)
CASH AT BEGINNING OF PERIOD                                                                -             357,826            304,367
                                                                        ---------------------   -----------------   ----------------

CASH AT END OF PERIOD                                                 $              295,904  $          295,904  $         213,130
                                                                        =====================   =================   ================

NON-CASH FINANCING & INVESTING ACTIVITIES:

Purchase of net, non-cash assets of  subsidiary
     for stock                                                        $                  195  $                -  $               -
Short-term debt retired through issuance
    of stock                                                          $            2,433,735  $                -  $         335,019
Issuance of common stock, previously subscribed                       $                5,000  $                -  $           5,000


        See accompanying notes to the consolidated financial statements.


                         Samaritan Pharmaceuticals, Inc.
                          (A Development Stage Company)

                   Notes to Consolidated Financial Statements
                                   (Unaudited)
                                  June 30, 2003


BASIS OF PRESENTATION:
The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended December 31, 2002, included in the Form10-KSB for the year then ended.

In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of June 30, 2003, and the results of operations and cash flows for the six-month period ending June 30, 2003 and 2002 have been included. The results of operations for the six-month period ended June 30, 2003 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 2002. Management notes that stock was issued as follows during the three months ended June 30, 2003:


No. of shares Issued Pursuant To Price/valuation
-------------      ------------------                        ---------------
3,193,943          Services Rendered                            $511,940
5,898,702          In settlement of accounts payable            $572,632
3,417,000          Sale of restricted stock                     $341,700
2,558,793          Sale of common stock                         $313,040

                  Cancellation Pursuant To
                 ---------------------------
(1,564,048)      Settlement Agreement, Alfred T Sapse          ($250,248)
                 Cortisol Medical Research Shares


Management notes that in addition to the shares stated above, 594,352 shares were reacquired in settlement with Alfred T. Sapse. Management also notes that the Company, from time to time, is involved in various legal proceedings in the ordinary course of our business and are currently executing a settlement agreement signed by all parties to resolve previously reported pending lawsuits. We believe based on the settlement agreement that the resolution of any currently pending legal proceedings, either individually or taken as a whole, will not have a material adverse effect on our business, financial condition or results of operations.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of Samaritan Pharmaceuticals, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Samaritan Pharmaceuticals, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Samaritan Pharmaceuticals, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

The Company has entered into indemnification agreements with each of its directors and officers, indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at our request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Nevada law.) An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Samaritan Pharmaceuticals, except to the extent Nevada law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by Samaritan Pharmaceutical's Certificate of Incorporation and by Nevada law.

Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, Samaritan Pharmaceuticals, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

                                  PART II -- 1

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than the underwriting discounts and commissions and the Underwriter's Non-Accountable Expense Allowance) expected to be incurred in connection with the issuance and distribution of the securities being registered.

                  SEC Registration................................ $    227.28
                  Legal Fees and Expenses*........................ $  5,000.00
                  Accounting Fees*................................ $  5,000.00
                  Miscellaneous*.................................. $  2,000.00
                                                                    ===========
                  Total............................................ $12,227.28

------------------
* Estimated


Item 26.  Recent Sales of Unregistered Securities

The following sets forth securities sold by the Company in the recent past, including any during the period covered by this registration statement. These securities were shares of Common Stock of the Company, they were sold for cash unless otherwise noted, they were sold in private transactions to persons believed to be of a class of "accredited investors" not affiliated with the Company unless otherwise noted, and purchasing the shares with an investment intent, and the Company relied upon, among other possible exemptions, Section 4(2) of the Securities Act of 1933, as amended. It's reliance on said exemption was based upon the fact that no public solicitation was used by the Company in the offer or sale, and that the securities were legend shares, along with a notation at the respective transfer agent, restricting the shares from sale or transfer as in customary with reference to Rule 144 of the U.S. Securities and Exchange Commission ("SEC").

During the period from 4-01-2000 ended 6-30-00, the Company issued an aggregate of 783,000 restricted shares of common stock for an aggregate valuation of $341,706 to various consultants, in consideration of services rendered or to be rendered to the Company. Also during this same time period the company issued an additional 750,000 restricted shares of common stock for an aggregate valuation of $168,531 in the retirement of debt.

During the period from 10-01-2000 ended 12-31-2000, the Company issued an aggregate of 875,000 restricted shares of common stock for an aggregate valuation of $418,371 in the settlement of debt. Also, during the same period, the Company completed a Regulation D placement "Stein Morgan" in which the Company issued an aggregate of 943,315 shares of restricted common stock for an aggregate valuation of $637,400.

During the period from 1-01-2001 ended 3-31-01, the Company issued an aggregate of 658,918 restricted shares of common stock for an aggregate valuation of $62,752 of various consultants, in consideration of services rendered or to be rendered to the Company.

During the period from 4-01-2001 ended 6-01-2001, the Company issued an aggregate of 1,362,909 restricted shares of common stock for an aggregate valuation of $492,167 of various consultants, in consideration of services rendered or to be rendered to the Company.

During the period from 7-01-2001 ended 9-30-2001 Company completed a Regulation D placement "2001 Common Stock Private Placement", the Company issued an aggregate of 1,210,000 shares of restricted common stock for an aggregate valuation of $302,500. Also, during the same period, the Company issued an aggregate of 2,111,650 restricted shares of common stock for an aggregate valuation of $692,882 of various consultants, in consideration of services rendered or to be rendered to the Company.

                                  PART II -- 2

During the period from 10-01-2001 ended 12-31-2001, the Company issued an aggregate of 150,000 restricted shares of common stock for an aggregate valuation of $15,000 of various consultants, in consideration of services rendered or to be rendered to the Company. During the same period, the Company issued an aggregate of 4,795,415 restricted shares of common stock for an aggregate valuation of $479,541 for the Samaritan Pharmaceuticals Executive Benefit Plan. The Company issued an aggregate of 2,300,000 restricted shares of common stock for an aggregate valuation of $230,000 upon the approval of Proposal 3 at the shareholders meeting. Also, within the period from 11-01-2001 ended 12-10-01, the Company completed a Regulation D placement "2001 November Common Stock Private Placement", the Company issued an aggregate of 2,000,000 shares of restricted common stock for an aggregate valuation of $200,000.

During the period from 12-12-2001 ended 2-10-2002, the Company completed a Regulation D placement "2001 December Common Stock Private placement"; the Company issued an aggregate of 3,981,000 shares of restricted common stock for an aggregate valuation of $398,100

During the period from 1-01-2002 ended 3-31-2002, the Company issued an aggregate of 420,483 restricted shares of common stock for an aggregate valuation of $65,553 of various consultants, in consideration of services rendered or to be rendered to the Company. During the same period, the Company issued an aggregate of 1,036,422 restricted shares of common stock for an aggregate valuation of $161,576 for the settlement of accounts payable. The Company issued an aggregate of 635,555 restricted shares of common stock for an aggregate valuation of $103,241 to 3rd party vendors converted shares in lieu of cash , the Company issued an aggregate of 821,350 restricted shares of common stock for a aggregate valuation of $123,888 for the Samaritan Pharmaceuticals Executive Benefit Plan.

During the period from 3-01-2002 ended 9-10-2002, the Company completed a Regulation D placement "2002 April Common Stock Private Placement", the Company issued an aggregate of 7,865,000 shares of restricted common stock for an aggregate valuation of $786,500.

During the period from 4-01-2002 ended 6-30-2002, the Company issued an aggregate of 3,479,629 restricted shares of common stock for an aggregate valuation of $477,100 for the settlement of accounts payable of the Company.

During the period from 7-01-2002 ended 9-30-2002, the Company issued an aggregate of 211,518 restricted shares of common stock for a aggregate valuation of $21,151.80 of various consultants, in consideration of services rendered or to be rendered to the Company, the Company issued an aggregate of 2,957,657 restricted shares of common stock for a aggregate valuation of $408,903 for the Samaritan Pharmaceuticals Executive Benefit Plan.

During the period from 9-15-2002 ended 12-31-2002, the Company completed a Regulation D placement "Private Placement #4 2002", the Company issued an aggregate of 2,412,500 shares of restricted common stock for an aggregate valuation of $241,250.

 During the period from 1-01-2003 ended 5-28-2003, the Company completed a Regulation D placement "Private Placement #5 2003", the Company issued an aggregate of 7,077,000 shares of restricted common stock for an aggregate valuation of $707,700.

During the period from 4-01-2003 ended 5-28-2003, the Company issued an aggregate of 56,818 restricted shares of common stock for an aggregate valuation of $10,000 of various consultants, in consideration of services rendered or to be rendered to the Company.

                                  PART II -- 3

Item 27.  Exhibits.

Listed below are all exhibits filed as part of this report. Some exhibits are filed by the Registrant with the Securities and Exchange Commission pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, as amended.


Exhibits
No.  Description
----------------------------------------------------------------------
2.1      Agreement and Plan of Reorganization (1)
3.1      Articles of Incorporation, as amended and restated (5)
3.2      By-laws (3)
3.3      Articles of Amendment (7)
4.1      Form of common stock certificate (1)
4.2      2001 Stock Option Plan (4)
5.1      Opinion on legality (7)
10.1     Assignment between Linda Johnson and the Company dated
         September 6, 2000. (5)
10.2 Assignment between Linda Johnson and Spectrum Pharmaceuticals Corporation dated May 14, 1999. (5)
10.3 Agreement containing the assignment of U.S. Patent Application 07/233,247 with improvements dated May 22, 1990. (5)
10.4 Agreement between AIDS Research Alliance Agreement and the Company dated March 5, 1999 (1)
10.5     Common Stock Purchase Agreement between Company and Fusion Capital
         Fund II, LLC, dated April 22, 2003 (2)
10.6 Registration Rights Agreement between Company and Fusion Capital Fund II, LLC dated April 22, 2003. (2)
10.7     Agreement between Samaritan Pharmaceuticals, Inc. and Doug Bessert (5)
10.8     Agreement between Samaritan Pharmaceuticals, Inc. and Eugene Boyle (5)
10.9     Agreement between Samaritan Pharmaceuticals, Inc and Janet Greeson (5)
10.10 Research Collaboration and Licensing Agreement between Georgetown University and Samaritan Pharmaceuticals, Inc., dated June 8, 2001 (7)
16.1     Letter on change in certifying accountant (6)
21.1     List of Subsidiaries (7)
23.1     Consent of Experts and Counsel -- Consent of Counsel (included in
         Exhibit 5.1)
23.2     Consent of Experts and Counsel -- Consent of Accountant *
23.3     Consent of Experts and Counsel -- Consent of Accountant *
------------------------------------------
*        Filed herewith
(1) Filed as an exhibit to Samaritan Pharmaceutical's Form 10-SB, filed on July 21, 1999, and incorporated herein by reference.
(2) Filed as an exhibit to Samaritan Pharmaceutical's Report on Form 8-K filed on April 25, 2003, and incorporated herein by reference.
(3) Filed as an exhibit to Samaritan Pharmaceutical's Annual Report on Form 10K-SB, filed on April 3, 2001, and incorporated herein by reference.
(4) Filed as an exhibit to Samaritan Pharmaceutical's Schedule 14A filed on April 3, 2001, and incorporated herein by reference

                                  PART II -- 4

(5) Filed as an exhibit to Samaritan Pharmaceutical's Quarterly Report on Form 10-QSB filed on August 14, 2002, and incorporated herein by reference.
(6) Filed as an exhibit to Samaritan Pharmaceutical's Report on Form 8-K filed on September 27, 2002, and incorporated herein by reference.
(7)      Previously filed.


Item 28. Undertakings.

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  PART II -- 5

                                   Signatures


In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Las Vegas, Nevada, on October 8, 2003.

                                     Samaritan Pharmaceuticals, Inc.

                                        By: /s/ Dr. Janet Greeson
                                   ---------------------------------------------
                                   Janet Greeson, Ph.D. Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates indicated:

Signature                                   Title                                           Date


/s/ Janet Greeson                           Chief Executive Officer and Director            October 9, 2003
------------------------------------        (principal executive officer)
Janet Greeson, Ph.D.

/s/ Eugene Boyle                            Chief Financial Officer and Director            October 9, 2003
------------------------------------        (principal financial officer and
Eugene Boyle                                principal accounting officer)


/s/ Welter Holden                           Director                                        October 9, 2003
------------------------------------
Welter Holden

/s/ Doug Bessert                            Director                                        October 9, 2003
------------------------------------
Doug Bessert

/s/ Cynthia Thompson                        Director                                        October 9, 2003
------------------------------------
Cynthia Thompson

/s/ H. Thomas Winn                          Director                                        October 9, 2003
------------------------------------
H. Thomas Winn

/s/ Brian Sullivan                          Director                                        October 9, 2003
------------------------------------
Brian Sullivan

/s/ Vassilios Papadopoulos, Ph.D.           Director                                        October 9, 2003
---------------------------------
Vassilios Papadopoulos, Ph.D.

/s/ Dr. Erasto R. Saldi                     Director                                        October 9, 2003
---------------------------
Dr. Erasto R. Saldi



                                  PART II -- 6

                                INDEX OF EXHIBITS

Exhibits
No.  Description
----------------------------------------------------------------------
2.1      Agreement and Plan of Reorganization (1)
3.1      Articles of Incorporation, as amended and restated (5)
3.2      By-laws (3)
3.3      Articles of Amendment (7)
4.1      Form of common stock certificate (1)
4.2      2001 Stock Option Plan (4)
5.1      Opinion on legality (7)
10.1     Assignment between Linda Johnson and the Company dated
         September 6, 2000. (5)
10.2 Assignment between Linda Johnson and Spectrum Pharmaceuticals Corporation dated May 14, 1999. (5)
10.3 Agreement containing the assignment of U.S. Patent Application 07/233,247 with improvements dated May 22, 1990. (5)
10.4 Agreement between AIDS Research Alliance Agreement and the Company dated March 5, 1999 (1)
10.5     Common Stock Purchase Agreement between Company and Fusion Capital
         Fund II, LLC, dated April 22, 2003 (2)
10.6 Registration Rights Agreement between Company and Fusion Capital Fund II, LLC dated April 22, 2003. (2)
10.7     Agreement between Samaritan Pharmaceuticals, Inc. and Doug Bessert (5)
10.8     Agreement between Samaritan Pharmaceuticals, Inc. and Eugene Boyle (5)
10.9     Agreement between Samaritan Pharmaceuticals, Inc and Janet Greeson (5)
10.10 Research Collaboration and Licensing Agreement between Georgetown University and Samaritan Pharmaceuticals, Inc., dated June 8, 2001 (7)
16.1     Letter on change in certifying accountant (6)
21.1     List of Subsidiaries (7)
23.1     Consent of Experts and Counsel -- Consent of Counsel (included in
         Exhibit 5.1)
23.2     Consent of Experts and Counsel -- Consent of Accountant *
23.3     Consent of Experts and Counsel -- Consent of Accountant *
------------------------------------------
*        Filed herewith
(1) Filed as an exhibit to Samaritan Pharmaceutical's Form 10-SB, filed on July 21, 1999, and incorporated herein by reference.
(2) Filed as an exhibit to Samaritan Pharmaceutical's Report on Form 8-K filed on April 25, 2003, and incorporated herein by reference.
(3) Filed as an exhibit to Samaritan Pharmaceutical's Annual Report on Form 10K-SB, filed on April 3, 2001, and incorporated herein by reference.
(4) Filed as an exhibit to Samaritan Pharmaceutical's Schedule 14A filed on April 3, 2001, and incorporated herein by reference

                                  PART II -- 4

(5) Filed as an exhibit to Samaritan Pharmaceutical's Quarterly Report on Form 10-QSB filed on August 14, 2002, and incorporated herein by reference.
(6) Filed as an exhibit to Samaritan Pharmaceutical's Report on Form 8-K filed on September 27, 2002, and incorporated herein by reference.
(7)      Previously filed.